EXHIBIT 10.34


[EXECUTION COPY]



$225,000,000

CREDIT AGREEMENT,

dated as of March 30, 2000,

among

CTC COMMUNICATIONS CORP.,
as the Borrower,

CTC COMMUNICATIONS GROUP, INC.,
as the Parent,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER
PERSONS FROM TIME TO TIME PARTIES HERETO, as the Lenders,

and

TORONTO DOMINION (TEXAS), INC.,
as the Administrative Agent for the Lenders.






TD SECURITIES (USA) INC.,
as the Lead Arranger and Book Runner.




	CREDIT AGREEMENT


THIS CREDIT AGREEMENT, dated as of March 30, 2000, is among CTC COMMUNICATIONS CORP., a Massachusetts corporation (the "Borrower") and a wholly-owned Subsidiary of the Parent (as defined below), CTC COMMUNICATIONS GROUP, INC., a Delaware corporation (the "Parent"), the various financial institutions and other Persons from time to time parties hereto (collectively, the "Lenders"), TORONTO DOMINION (TEXAS), INC. ("TD"), as administrative agent (in such capacity, the "Administrative Agent") for the Lenders, and TD SECURITIES (USA) INC. ("TDSI"), as the Lead Arranger and Bookrunner (in such capacity, the "Arranger").


	W I T N E S S E T H:


WHEREAS, the Borrower intends to refinance (the "Refinancing"), for an aggregate amount of approximately $100,000,000, its existing (i) senior credit facilities, evidenced by that certain Credit Agreement, dated as of September 1, 1998 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "Existing Credit Agreement"), among the Borrower, Goldman Sachs Credit Partners, L.P. and Fleet National Bank, as a lender and as agent, and (ii) certain vendor financing, evidenced by that certain Loan Agreement, dated as of October 14, 1998 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the "Cisco Agreement", and, together with the Existing Credit Agreement, the "Existing Financing Agreements"), among the Borrower and Cisco Systems Capital Corporation;

WHEREAS, in connection with the Refinancing, certain capital expenditures and the ongoing working capital and general corporate needs of the Borrower and the Subsidiary Guarantors, the Borrower desires to obtain, and the Lenders and the Issuers are willing to extend, on the terms and subject to the conditions hereinafter set forth, the Commitments to make Credit Extensions;

NOW, THEREFORE, the parties hereto hereby agree as follows.


	ARTICLE I
	DEFINITIONS AND ACCOUNTING TERMS

SECTION I.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):


"Administrative Agent" is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to
Section 10.4.

"Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. "Control" of a Person means the power, directly or indirectly,

(a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or

(b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).

"Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

"ALE" means the total number of voice circuits and equivalent data circuits that the Borrower and its Subsidiaries have in service. Voice circuits are the actual number of voice circuits purchased by the Borrower's and its Subsidiaries' customers, while equivalent data circuits represents the data transmission capacity purchased by such customers divided by 64 kilobits per second (the capacity necessary to carry one voice circuit).

"Alternate Base Rate" means, on any date and with respect to all Base
Rate Loans, a fluctuating rate of interest per annum equal to the higher of

(a)  the Base Rate in effect on such day; and

(b)  the Federal Funds Rate in effect on such day plus 1/2 of 1%.

Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate; provided, that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.

"Annualized Consolidated EBITDA" means, at any date of determination, Consolidated EBITDA for the most recently completed full Fiscal Quarter multiplied by four.

"Applicable Commitment Fee" means the applicable percentage set forth below corresponding to the relevant Average Used Amount:





Average
Used Amount
Applicable
	Commitment Fee

Greater than or equal to 0.67				0.75%
Less than 0.67 but greater than
  or equal to 0.33					1.00%

Less than 0.33						1.50%

The Average Used Amount used to compute the Applicable Commitment Fee shall be that set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent. Changes in the Applicable Commitment Fee resulting from a change in the Average Used Amount shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (d) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year) or if any Event of Default has occurred and is continuing, the Applicable Commitment Fee from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Applicable Commitment Fee set forth above. Notwithstanding any of the foregoing, the Applicable Commitment Fee shall be equal to 0.125% on the applicable Commitment Amounts not available pursuant to Section 11.13.

"Applicable Margin" means, at all times during the applicable periods set forth below,

(a) from the Effective Date to (but excluding) the date upon which the Compliance Certificate for the Fiscal Quarter ending March 31, 2001 is required to be delivered by the Borrower to the Administrative Agent pursuant to clause (d) of Section 7.1.1, with respect to the unpaid principal amount of each Revolving Loan and Term A Loan maintained as a (i) Base Rate Loan, 3.25% per annum and
(ii) LIBO Rate Loan, 4.25% per annum; and

(b)  at all times from and after the date the Compliance
Certificate described in clause (a) above is required to be delivered, with respect to the unpaid principal amount of each Revolving Loan and Term A Loan, the rate determined by reference to the applicable Total Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Margin for Base Rate Loans", in the case of such Loans made or maintained as Base Rate Loans, or by reference to the applicable Total Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Margin for LIBO Rate Loans", in the case of such Loans made or maintained as LIBO Rate Loans:





Total Leverage Ratio 		Applicable Margin For
Base Rate Loans
	Applicable
Margin For
LIBO Rate Loans

Greater than or equal to 8.00:1	3.25%				4.25%

Greater than or equal to 6.00:1
but less than 8.00:1			2.75%*			3.75%

Greater than or equal to 5.00:1
but less than 6.00:1			2.50%				3.50%

Greater than or equal to 4.00:1
but less than 5.00:1			2.25%				3.25%

Less than 4.00:1				2.00%				3.00%

(c) at all times from and after the Effective Date, with respect to the unpaid principal amount of each Term B Loan maintained as a
(i) Base Rate Loan, 3.50% per annum and (ii) LIBO Rate Loan, 4.50% per annum.

With respect to clause (b) above, the Total Leverage Ratio used to compute the Applicable Margin shall be the Total Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent. Changes in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (d) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year) or if any Event of Default has occurred and is continuing, the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Applicable Margin set forth above. Notwithstanding the foregoing, with respect to clauses (a) through (c), the Applicable Margins for all Loans shall each be reduced by 0.25% upon the receipt by the Borrower of not less than $75,000,000 of cash equity proceeds from the Parent in connection with the Parent's receipt of Net Equity Proceeds not otherwise required to be applied to a mandatory prepayment of the Loans pursuant to clause (h) of Section 3.1.1, such reduction to become effective upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (d) of Section 7.1.1 in respect of the Fiscal Quarter during which the Borrower received such cash equity proceeds.

"Arranger" is defined in the preamble.

"Assignee Lender" is defined in Section 11.11.1.


"Assignor Lender" is defined in Section 11.11.1.

"Authorized Officer" means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1.

"Average Used Amount" means, as of any date of determination, the percentage (expressed as a decimal) which results from dividing (a) the average daily amount of Revolving Loans and Term A Loans outstanding for the Fiscal Quarter ending on or immediately preceding the date of determination by (b) the sum of the then applicable Revolving Loan Commitment Amount, the then applicable Term A Loan Commitment Amount and the average daily amount of Term A Loans outstanding for such Fiscal Quarter.

"Bank Memorandum" means the Confidential Information Memorandum, dated March, 2000, and prepared by the Arranger on the basis of information supplied by the Parent and the Borrower.

"Base Rate" means, at any time, the rate of interest then most recently established by the Administrative Agent in New York as its base rate for U.S. dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Administrative Agent in connection with extensions of credit.

"Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

"Borrower" is defined in the preamble.

"Borrower Pledge and Security Agreement" means the Pledge and Security Agreement executed and delivered by an Authorized Officer of the Borrower, substantially in the form of Exhibit G-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Borrowing" means the Loans of the same type and, in the case of LIBO
Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.1.

"Borrowing Request" means a Loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto.

"Business Day" means

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and


(b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.

"Capital Expenditures" means, for any period, the aggregate amount of
(a) all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred by the Borrower and its Subsidiaries during such period.

"Capital Securities" means, with respect to any Person, any and all interests, including shares of capital stock, membership interests in limited liability companies and general or limited partnership interests in any partnership, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital, whether now outstanding or issued after the Effective Date.

"Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

"Cash Collateralize" means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.

"Cash Equivalent Investment" means, at any time:

(a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;

(b) commercial paper maturing not more than 270 days from the date of issue, which is issued by

(i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody's, or


(ii)  any Lender (or its holding company);

(c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either

(i)  any bank organized under the laws of the United States
(or any State thereof) and which has (x) a credit rating of A2 or higher from Moody's or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or

(ii)  any Lender; or

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which

(i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

"Casualty Event" means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

"Change in Control" means


(a) at any time, (i) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), other than the Permitted Holders, shall become the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) or holder of voting power, directly or indirectly, with respect to Capital Securities representing either (A) more than 40% of the Capital Securities or voting power with respect to the Parent on a fully diluted basis or (B) more than the percentage of the Capital Securities or voting power with respect to the Parent on a fully diluted basis then held by the Permitted Holders or (ii) the Fabbricatore Related Parties hold less than 51% of the total number of shares of Capital Securities held by the Fabbricatore Related Parties on and as of the Effective Date (as adjusted for stock splits, stock dividends, stock reclassifications and similar transactions); or

(b) the failure of the Parent at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of the Borrower, such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document); or

(c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

(d) the occurrence of any "Change of Control" (or similar term) under (and as defined in) any Subordinated Debt Document.

"Cisco Agreement" is defined in the first recital.

"Closing Date" means the date of the initial Credit Extension hereunder, but in no event shall such date be later than March 31, 2000.

"Closing Date Certificate" means the closing date certificate executed and delivered by an Authorized Officer of each of the Parent and the Borrower, substantially in the form of Exhibit D hereto.

"Code" means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

"Collateral" is defined in the Pledge Agreements.

"Commitment" means, as the context may require, the Term A Loan
Commitment, Term B Loan Commitment, Revolving Loan Commitment or Letter of Credit Commitment.

"Commitment Amount" means, as the context may require, the Term A Loan Commitment Amount, the Term B Loan Commitment Amount, the Revolving Loan Commitment Amount or the Letter of Credit Commitment Amount.

"Commitment Letter" means the confidential letter, dated January 21, 2000, from TDSI to the Borrower and the Parent, as amended, supplemented, amended and restated or otherwise modified from time to time.


"Commitment Termination Date" means, as the context may require, the Term A Loan Commitment Termination Date, the Term B Loan Commitment Termination Date or the Revolving Loan Commitment Termination Date.

"Commitment Termination Event" means

(a) the occurrence of any Event of Default with respect to the Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b) the occurrence and continuance of any other Event of Default and either

(i) the declaration of all or any portion of the Loans to be due and payable pursuant to clause (a) of Section 8.3, or

(ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

"Communications Law" means the Communications Act of 1934, as amended, and all rules and regulations thereunder, or any successor statute or statutes amended, and all rules and regulation thereunder, or any successor or statutes thereto (including the Telecommunications Act of 1996) and all rules and regulation thereunder, and all rules and regulations of the FCC, any applicable PUC or any other applicable Governmental Authority related to the provision of telecommunication or broadcast services, each as amended or supplemented from time to time.

"Compliance Certificate" means a certificate duly completed and executed by an Authorized Officer of the Parent, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Consolidated Group's compliance with the financial covenants contained herein.

"Consolidated EBITDA" means, for any applicable period, the sum of

(a)  Net Income for such period, plus

(b)  to the extent deducted in determining Net Income, the sum of
(i) amounts attributable to amortization, (ii) income tax expense,
(iii) Interest Expense and (iv) depreciation of assets, in each case annualized for applicable periods of less than a year, for such period.

"Consolidated Group" means the Parent, the Borrower and each of their respective Subsidiaries.


"Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

"Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

"Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Parent, the Borrower or any Subsidiary of the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

"Copyright Security Agreement" means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit C to any Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Credit Extension" means, as the context may require,

(a)  the making of a Loan by a Lender; or

(b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by an Issuer.

"Debt Service" means, for any period, any principal payments and any cash Interest Expense required to be paid by the Consolidated Group for such period.

"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

"Disbursement" is defined in Section 2.6.2.

"Disbursement Date" is defined in Section 2.6.2.


"Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders (in their sole discretion).

"Disposition" (or similar words such as "Dispose") means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower's or its Subsidiaries' assets (including accounts receivables and Capital Securities of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

"Dollar" and the sign "$" mean lawful money of the United States.

"Domestic Office" means the office of a Lender designated as its "Domestic Office" on Schedule II hereto or in a Lender Assignment Agreement, or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.

"Effective Date" means the date this Agreement becomes effective pursuant to Section 11.8.

"Eligible Assignees" means each Lender, any Affiliate of a Lender, any commercial bank or other financial institution, any fund that invests in loans (and any Related Funds) and any other Person approved in writing by the Administrative Agent.

"Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

"Event of Default" is defined in Section 8.1.

"Excess Cash Flow" means, for any Fiscal Year, the excess (if any), of
(a) Consolidated EBITDA for such Fiscal Year over (b) the sum (for such Fiscal Year) of (i) Debt Service actually paid in cash by the Consolidated Group, (ii) all income taxes actually paid in cash by the Consolidated Group and (iii) Capital Expenditures actually made by the Consolidated Group during such Fiscal Year.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exemption Certificate" is defined in clause (e) of Section 4.6.

"Existing Credit Agreement" is defined in the first recital.

"Existing Financing Agreements" is defined in the first recital.

"Fabbricatore" means Mr. Robert Fabbricatore.

"Fabbricatore Family Trusts" means trusts or other estate planning vehicles established for the benefit of the Family Members of Fabbricatore.

"Fabbricatore Related Parties" means Fabbricatore, the Family Members of Fabbricatore, Fabbricatore Family Trusts and any wholly owned Subsidiary of any combination of the foregoing.

"Family Member" means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage or adoption to such individual.

"FCC" means the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to

(a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

(b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by TD from three federal funds brokers of recognized standing selected by it.

"Fee Letter" means the confidential letter, dated January 21, 2000, from TDSI to the Borrower and the Parent, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Filing Agent" is defined in Section 5.1.10.

"Filing Statements" is defined in Section 5.1.10.

"Fiscal Quarter" means a quarter ending on the last day of March, June, September or December.


"Fiscal Year" means any period of twelve consecutive calendar months ending on March 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the "2000 Fiscal Year") refer to the Fiscal Year ending on March 31 of such calendar year.

"Foreign Subsidiary" means any Subsidiary that is not a U.S.
Subsidiary.

"F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

"GAAP" is defined in Section 1.4.

"Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantee Obligations" is defined in Section 9.1.

"Hazardous Material" means

(a)  any "hazardous substance", as defined by CERCLA;

(b)  any "hazardous waste", as defined by the Resource
Conservation and Recovery Act, as amended; or

(c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.

"Hedging Obligations" means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

"herein", "hereof", "hereto", "hereunder" and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.


"ICP Business" means the full-service integrated communications provider business, providing business costumers with local exchange, long distance, internet and high speed services for both voice and data.

"Impermissible Qualification" means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of any member of the Consolidated Group which

(a)  is of a "going concern" or similar nature;

(b) relates to the limited scope of examination of matters relevant to such financial statement; or

(c) relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such member of the Consolidated Group to be in Default.

"including" and "include" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

"Indebtedness" of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

(c)  all Capitalized Lease Liabilities of such Person;

(d) for purposes of Section 8.1.5 only, all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e)  net liabilities of such Person under all Hedging
Obligations;


(f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(g)  obligations arising under Synthetic Leases; and

(h) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Liabilities" is defined in Section 11.4.

"Indemnified Parties" is defined in Section 11.4.

"Intercompany Subordination Agreement" means the Subordination
Agreement, substantially in the form of Exhibit H hereto, executed and delivered by two or more Obligors pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Interconnection Agreements" means each of the interconnection agreements between the applicable incumbent local exchange carrier and a member of the Consolidated Group.

"Interest Coverage Ratio" means, as of the last day of any Fiscal
Quarter, the ratio of (a) Annualized Consolidated EBITDA computed for such Fiscal Quarter to (b) Interest Expense computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

"Interest Expense" means, for any period, the aggregate interest expense (both accrued and paid) of the Consolidated Group for such period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense (net of interest income paid during such period to the Consolidated Group).


"Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or
2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4; provided, however, that

(a)  the Borrower shall not be permitted to select Interest
Periods to be in effect at any one time which have expiration dates occurring on more than ten different dates;

(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(c) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

"Investment" means, relative to any Person, (a) any loan, advance or extension of credit made by or contingent obligation entered into by, such Person to or for the benefit of any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; and (b) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

"ISP Rules" is defined in Section 11.9.

"Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-2 hereto.

"Issuer" means TD in its capacity as Issuer of the Letters of Credit.
At the request of TD and with the Borrower's consent (not to be unreasonably withheld), another Lender or an Affiliate of TD may issue one or more Letters of Credit hereunder.

"Lender Assignment Agreement" means an assignment agreement substantially in the form of Exhibit I hereto.

"Lenders" is defined in the preamble.


"Lender's Environmental Liability" means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys' fees at trial and appellate levels and experts' fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against the Arranger, the Administrative Agent, any Lender or any Issuer or any of such Person's Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from the Borrower's or any of its Subsidiaries' or any of their respective predecessors' properties;

(b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.13;

(c) any violation or claim of violation by the Borrower or any of its Subsidiaries of any Environmental Laws; or

(d) the imposition of any lien for damages caused by or the recovery of any costs for the cleanup, release or threatened release of Hazardous Material by the Borrower or any of its Subsidiaries, or in connection with any property owned or formerly owned by the Borrower or any of its Subsidiaries.

"Letter of Credit" is defined in Section 2.1.2.

"Letter of Credit Commitment" means, with respect to an Issuer, such Issuer's obligation to issue Letters of Credit pursuant to Section 2.1.2 and, with respect to each Revolving Loan Lender, the obligations of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

"Letter of Credit Commitment Amount" means, on any date, a maximum amount of $7,000,000, as such amount may be permanently reduced from time to time pursuant to clause (a) of Section 2.2.

"Letter of Credit Outstandings" means, on any date, an amount equal to the sum of (i) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit, and (ii) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.


"LIBO Rate" means, relative to any Interest Period, either (a) the rate of interest per annum determined by the Administrative Agent (rounded upward to the nearest 1/16th of 1%) appearing on the Dow Jones Market Screen 3740 or 3750 (or, if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the nearest 1/16th of 1%) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 a.m., London time, on the second full Business Day preceding the first day of such Interest Period, and in an amount approximately equal to the amount of the Administrative Agent's LIBO Rate Loan and for a period approximately equal to such Interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered deposits in such currency at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBO Rate Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein, and in an amount comparable to the amount of its LIBO Rate Loan to be outstanding during such Interest Period.

"LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

"LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:


       LIBO Rate        =            LIBO Rate
                                          ----------------------------------
(Reserve Adjusted)          1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

"LIBOR Office" means the office of a Lender designated as its "LIBOR Office" on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

"LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.


"Licenses" means any government license, authorization, certificate of compliance, franchise, approval or permit for the provision of competitive local exchange carrier telephony service, data transport, internet access and other related services and any other license, permit, consent, certificate of compliance, franchise, approval, waiver, or authorization granted or issued by the FCC or any other applicable Governmental Authority, including any applicable PUC Authorization and any of the foregoing authorizing or permitting the acquisition, construction or operation of any Network Facility or any other system for the provision of competitive local exchange carrier telephony service, date transfer, internet connectivity and other related services, required to be obtained by any member of the Consolidated Group in order to conduct the ICP Business of the Borrower and its Subsidiaries.

"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

"Loan Documents" means, collectively, this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement, the Fee Letter, each agreement pursuant to which the Administrative Agent is granted a Lien to secure the Obligations and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

"Loans" means, as the context may require, a Revolving Loan or a Term Loan of any type.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, debt service capacity, tax position, environmental liability or financial condition, operations or prospects of the Parent, the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of any Obligor to perform its Obligations under any Loan Document.

"Moody's" means Moody's Investors Service, Inc.

"Mortgage" means each mortgage, deed of trust or agreement executed and delivered by any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement in form and substance reasonably satisfactory to the Administrative Agent, under which a Lien is granted on the real property and fixtures described therein, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

"Necessary Authorizations" means all grants, approvals, and licenses from, and all filings and registrations with, any Governmental Authority, including the Licenses and all grants, approvals, licenses, filings and registrations under any Communications Law, in each case necessary in order to enable the Borrower and its Subsidiaries to own, construct, maintain, and operate its ICP Business.


"Net Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards (including over-funding of any ERISA plan) received by the Borrower or any of its Subsidiaries in connection with such Casualty Event, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by Section 7.2.3 on the property which is the subject of such Casualty Event.

"Net Debt Proceeds" means, with respect to the sale or issuance by any member of the Consolidated Group to any Person of any Indebtedness permitted to be sold or issued by the Required Lenders after the Effective Date, the excess of (a) the gross cash proceeds received by such member of the Consolidated Group from such sale or issuance, over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale or issuance which have not been paid to Affiliates of such member of the Consolidated Group in connection therewith.

"Net Disposition Proceeds" means, with respect to a Permitted
Disposition of the assets of the Borrower or any of its Subsidiaries, the excess of (a) the gross cash proceeds received by the Borrower or such Subsidiary from any Permitted Disposition, less (b) the sum of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Permitted Disposition which have not been paid to Affiliates of any of the Consolidated Group, and (ii) all Taxes actually paid or estimated by the Borrower (in good faith) to be payable in cash in connection with such Permitted Disposition; provided, however, that if, after the payment of all Taxes with respect to such Permitted Disposition, the amount of estimated Taxes, if any, pursuant to clause (b)(ii) above exceeded the Taxes actually paid in cash in respect of such Permitted Disposition, the aggregate amount of such excess shall be immediately payable, pursuant to clause (f) of Section 3.1.1, as Net Disposition Proceeds.

"Net Equity Proceeds" means with respect to the sale or issuance by the Parent or the Borrower of any of its Capital Securities, warrants or options or the exercise of any such warrants or options, the excess of (a) the gross cash proceeds received by such Person from such sale, issuance or exercise over (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such sale or issuance which have not been paid to Affiliates of the Parent or the Borrower in connection therewith.

"Net Income" means, for any period, the aggregate of all amounts
(exclusive of all amounts in respect of (i) any non-cash extraordinary gains and losses and (ii) any Non-Recurring Items in an amount not to exceed $5,000,000 in the aggregate per annum) which would be included as net income on the consolidated financial statements of the Consolidated Group for such period.

"Network Agreement" means any document or agreement entered into by the Borrower or any of its Subsidiaries regarding the use, operation or maintenance of, or otherwise concerning, any of the Network Facilities.

"Network Facilities" means the switches and network of digital and analog facilities owned or leased by the Borrower or any of its Subsidiaries for use in its ICP Business.

"Non-Excluded Taxes" means any Taxes other than net income and franchise taxes imposed with respect to any Secured Party by any Governmental Authority under the laws of which such Secured Party is organized or in which it maintains its applicable lending office.

"Non-Recurring Items" means, for any period, any non-cash item which has reduced Net Income for such period but which, by its nature, will represent a one-time charge and will not reduce Net Income in any subsequent period.

"Non-U.S. Lender" means any Lender that is not a "United States person", as defined under Section 7701(a)(30) of the Code.

"Note" means, as the context may require, a Revolving Note, a Term A Note or a Term B Note.

"Obligations" means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans.

"Obligor" means, as the context may require, each of the Consolidated
Group and each other Person (other than a Secured Party) obligated under any Loan Document.

"Organic Document" means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor's partnership interests, limited liability company interests or authorized shares of Capital Securities.

"Other Taxes" means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document.

"Parent" is defined in the preamble.


"Parent Pledge Agreement" means the Pledge Agreement executed and delivered by an Authorized Officer of the Parent, substantially in the form of Exhibit G-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Participant" is defined in Section 11.11.2.

"Patent Security Agreement" means any Patent Security Agreement executed and delivered by any Obligor in substantially the form of Exhibit A to any Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Pension Plan" means a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which any of the Consolidated Group or any corporation, trade or business that is, along with such member of the Consolidated Group, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

"Percentage" means, as the context may require, any Lender's RL
Percentage, Term A Percentage or Term B Percentage.

"Permitted Acquisition" means an acquisition (whether pursuant to a merger or an acquisition of Capital Securities, assets or otherwise) by the Borrower or any Subsidiary from any Person in which the following conditions are satisfied:

(a) immediately before and after giving effect to such acquisition, no Default shall have occurred and be continuing or would result therefrom;

(b) in the case of an Acquisition of Capital Securities by the Borrower or such Subsidiary, such acquisition results in the issuer of such Capital Securities becoming a wholly-owned Subsidiary (except for Permitted Acquisitions the total consideration payable by the Borrower and its Subsidiaries for which does not exceed $5,000,000 in the aggregate during the term of this Agreement);


(c) the aggregate consideration for all acquisitions made during the term of this Agreement shall not exceed $25,000,000; provided, however, that such amount shall be increased, Dollar for Dollar, by an amount equal to that portion of the consideration for any such acquisition which is comprised of Net Equity Proceeds not otherwise required to be applied to a mandatory prepayment of the Loans pursuant to clause (h) of Section 3.1.1; provided further, however, that the consideration limits set forth in this clause shall not apply to the extent that any portion of the consideration for any such acquisition is comprised of Capital Securities of the Parent;

(d)  the Borrower shall have delivered to the Administrative
Agent (i) a Compliance Certificate for the period of four full Fiscal Quarters most recently ended immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the covenants set forth in Section 7.2.4 (after giving effect to the proviso to clause (a) of such Section, if applicable), (ii) the most recent annual and interim financial statements for the Person being acquired (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) and (iii) new detailed projections for the Consolidated Group through the Stated Maturity Date for Term B Loans giving pro forma effect to such acquisition, based on assumptions satisfactory to the Administrative Agent and demonstrating pro forma compliance with all covenants contained in this Agreement, including those contained in Section 7.2.4 (after giving effect to the proviso to clause (a) of such Section, if applicable), and (iv) the acquisition documentation relating thereto at least 10 days prior to the consummation of the acquisition, such documentation to be reasonably satisfactory in form and substance to the Administrative Agent and to be accompanied by lien searches, payoff letters and other customary requirements satisfactory to the Administrative Agent; and

(e) concurrently with the consummation of such acquisition, the Borrower will have complied with the requirements of Section 7.1.8 in all respects.

"Permitted Disposition" means a sale, disposition or other conveyance of assets by the Borrower or any of its Subsidiaries in accordance with the terms of clause (c) of Section 7.2.10.

"Permitted Holders" means the Spectrum Related Parties and/or the
Fabbricatore Related Parties.

"Person" means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

"Pledge Agreement" means, as the context may require, the Parent Pledge Agreement, the Borrower Pledge and Security Agreement and/or the Subsidiary Pledge and Security Agreement.


"Pledged Subsidiary" means each Subsidiary in respect of which the Administrative Agent has been granted a security interest in or a pledge of
(i) any of the Capital Securities of such Subsidiary or (ii) any intercompany notes of such Subsidiary owing to any other member of the Consolidated Group.

"Pro Forma Debt Service Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) Annualized Consolidated EBITDA computed for such Fiscal Quarter to (b) the aggregate amount (as determined in good faith by the Parent and the Borrower) of Debt Service for the next four Fiscal Quarters immediately following the Fiscal Quarter most recently ended.

"Projections" is defined in clause (a)(iii) of Section 5.1.9.

"PUC" means any Governmental Authority that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Network Facilities or competitive local exchange carrier telephony system or over Persons who own, construct or operate Network Facilities or any such system, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

"PUC Authorizations" means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from, any PUC.

"Quarterly Payment Date" means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

"Rate Protection Agreement" means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the Borrower or any of its Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

"Refinancing" is defined in the first recital.

"Register" is defined in clause (b)(ii) of Section 2.7.

"Reimbursement Obligation" is defined in Section 2.6.3.

"Related Fund" means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans and is controlled by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Release" means a "release", as such term is defined in CERCLA.

"Required Lenders" means, at any time, Lenders holding at least 51% of the Total Exposure Amount.

"Resource Conservation and Recovery Act" means the Resource
Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

"Restricted Payment" means the declaration or payment of any dividend
(other than dividends payable solely in Capital Securities of any of the Consolidated Group) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of any of the Consolidated Group or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of any of the Consolidated Group or otherwise.

"Revolving Loan" is defined in Section 2.1.1.

"Revolving Loan Commitment" means, relative to any Lender, such Lender's obligation (if any) to make Revolving Loans pursuant to clause (a) of Section 2.1.1.

"Revolving Loan Commitment Amount" means, on any date, $50,000,000, as such amount may be reduced from time to time pursuant to clause (a) of
Section 2.2.

"Revolving Loan Commitment Termination Date" means the earliest of

(a) March 31, 2000 (if the initial Credit Extension has not occurred on or prior to such date);

(b)  September 30, 2007;

(c) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(d)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in the preceding clause (c) or
(d), the Revolving Loan Commitments shall terminate automatically and without any further action.

"Revolving Loan Lender" is defined in clause (a) of Section 2.1.1.

"Revolving Note" means a promissory note of the Borrower payable to any Revolving Loan Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Revolving Loan Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.


"RL Percentage" means, relative to any Lender, the applicable percentage relating to Revolving Loans set forth opposite its name on
Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 11.11.1. A Lender shall not have any Revolving Loan Commitment if its percentage under the Revolving Loan Commitment column is zero.

"S&P" means Standard & Poor's Rating Services, a division of
McGraw-Hill, Inc.

"SEC" means the Securities and Exchange Commission.

"Secured Parties" means, collectively, the Lenders, the Issuers, the Administrative Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

"Spectrum Related Parties" means Spectrum Equity Investors II L.P. and its Subsidiaries.

"Stated Amount" means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

"Stated Expiry Date" is defined in Section 2.6.

"Stated Maturity Date" means

(a)  with respect to all Term A Loans, September 30, 2007;

(b)  with respect to all Term B Loans, March 31, 2008; and

(c)  with respect to all Revolving Loans, September 30, 2007.

"Subordinated Debt Documents" means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

"Subordinated Debt" means unsecured Indebtedness of the Parent subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms satisfactory to the Required Lenders.

"Subordination Provisions" is defined in Section 8.1.11.

"Subsidiary" means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term "Subsidiary" shall be a reference to a Subsidiary of the Borrower.

"Subsidiary Guarantor" means each Subsidiary of the Borrower that has executed and delivered to the Administrative Agent a Subsidiary Guaranty.

"Subsidiary Guaranty" means the subsidiary guaranty executed and delivered by an Authorized Officer of each U.S. Subsidiary of the Borrower, substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Subsidiary Pledge and Security Agreement" means the Pledge and
Security Agreement executed and delivered by an Authorized Officer of each Subsidiary of the Borrower, substantially in the form of Exhibit G-3 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Synthetic Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

"Taxes" means any and all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

"TD" is defined in the preamble.

"TDSI" is defined in the preamble.

"Term A Loan" is defined in clause (a) of Section 2.1.3.

"Term A Loan Commitment" means, relative to any Lender, such Lender's obligation (if any) to make Term A Loans pursuant to clause (a) of
Section 2.1.3.

"Term A Loan Commitment Amount" means, on any date, $100,000,000, as such amount may be reduced from time to time pursuant to clause (b) of
Section 2.2.


"Term A Loan Commitment Termination Date" means the earliest of

(a) March 31, 2000 (if the initial Credit Extension has not occurred on or prior to such date);

(b)  June 30, 2001;

(c) the date on which the Term A Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(d)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (c) or (d), the Term A Loan Commitments shall terminate automatically and without any further action.

"Term A Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term A Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

"Term A Percentage" means, relative to any Lender, the applicable percentage relating to Term A Loans set forth opposite its name on
Schedule II hereto under the Term A Loan Commitment column or set forth in a Lender Assignment Agreement under the Term A Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 11.11.1. A Lender shall not have any Term A Loan Commitment if its percentage under the Term A Loan Commitment column is zero.

"Term B Loan" is defined in clause (b) of Section 2.1.3.

"Term B Loan Commitment" means, relative to any Lender, such Lender's obligation (if any) to make Term B Loans pursuant to clause (b) of
Section 2.1.3.

"Term B Loan Commitment Amount" means, on any date, $75,000,000.

"Term B Loan Commitment Termination Date" means the earliest of

(a) March 31, 2000 (if the Term B Loans have not been made on or prior to such date);

(b)  the Closing Date (immediately after the making of the Term B
Loans on such date); and


(c)  the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (b) or (c), the Term B Loan Commitments shall terminate automatically and without any further action.

"Term B Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term B Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

"Term B Percentage" means, relative to any Lender, the applicable percentage relating to Term B Loans set forth opposite its name on
Schedule II hereto under the Term B Loan Commitment column or set forth in a Lender Assignment Agreement under the Term B Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 11.11.1. A Lender shall not have any Term B Loan Commitment if its percentage under the Term B Loan Commitment column is zero.

"Term Loans" means, collectively, the Term A Loans and the Term B
Loans.

"Termination Date" means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Rate Protection Agreements have been terminated and all Commitments shall have terminated.

"Total Debt" means, on any date, the outstanding principal amount of all Indebtedness of the Consolidated Group of the type referred to in clause (a) (which, in the case of the Loans, shall be deemed to equal the average daily amount of Loans outstanding for the Fiscal Quarter ending on or immediately preceding the date of determination), clause (b) (which, in the case of Letter of Credit Outstandings shall be deemed to equal the average daily amount of Letter of Credit Outstandings for the Fiscal Quarter ending on or immediately preceding the date of determination), clause (c) and clause (g), in each case of the definition of "Indebtedness" (exclusive of intercompany Indebtedness between the Consolidated Group) and any Contingent Liability in respect of any of the foregoing.

"Total Debt to ALE Ratio" means, at any time, the ratio of (a) Total
Debt outstanding at such time to (b) the aggregate number of ALEs installed and billed at such time.

"Total Exposure Amount" means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.


"Total Leverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt outstanding on the last day of such Fiscal Quarter to (b) Annualized Consolidated EBITDA computed for such Fiscal Quarter.

"Trademark Security Agreement" means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form of Exhibit B to any Pledge and Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

"Tranche" means, as the context may require, the Term A Loans, Term B Loans or the Revolving Loans.

"type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then "UCC" means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

"United States" or "U.S." means the United States of America, its fifty states and the District of Columbia.

"U.S. Subsidiary" means any Subsidiary that is incorporated or organized under the laws of the United States or a state thereof.

"Voting Securities" means, with respect to any Person, Capital
Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

"Welfare Plan" means a "welfare plan", as such term is defined in
Section 3(1) of ERISA.

"wholly-owned Subsidiary" means any Subsidiary all of the outstanding Capital Securities of which (other than any director's qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Borrower.


SECTION I.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document, the disclosure Schedule, and each notice or communication delivered from time to time in connection with any Loan Document.

SECTION I.3. Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION I.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with those generally accepted accounting principles ("GAAP") applied in the preparation of the financial statements referred to in Section 5.1.9; provided, that if, after the Effective Date, there occurs any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.2.4, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the Effective Date and, until any such amendments have been agreed upon, the covenants in Section 7.2.4 shall be calculated as if no such change in GAAP has occurred. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication.


	ARTICLE II
	COMMITMENTS, BORROWING AND ISSUANCE
	PROCEDURES, NOTES AND LETTERS OF CREDIT

SECTION II.1. Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.


SECTION II.1.1. Revolving Loan Commitment. From time to time on any Business Day occurring from and after the Effective Date, but prior to the Revolving Loan Commitment Termination Date, each Lender that has a Revolving Loan Commitment (referred to as a "Revolving Loan Lender"), agrees that it will make loans (relative to such Revolving Loan Lender, its "Revolving Loans") to the Borrower in an amount equal to such Revolving Loan Lender's RL Percentage of the aggregate amount of each Borrowing of the Revolving Loans requested by the Borrower to be made on such day. On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans. No Revolving Loan Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Revolving Loan Lender, together with such Revolving Loan Lender's RL Percentage of the Letter of Credit Outstandings, would exceed such Revolving Loan Lender's RL Percentage of the then existing Revolving Loan Commitment Amount.

SECTION II.1.2. Letter of Credit Commitment. From time to time on any Business Day occurring from and after the Effective Date, but prior to the Revolving Loan Commitment Termination Date, the relevant Issuer agrees that it will

(a) issue one or more standby letters of credit (relative to such Issuer, its "Letter of Credit") for the account of the Borrower in the Stated Amount requested by the Borrower on such day; or

(b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

No Stated Expiry Date shall extend beyond the earlier of (i) the Revolving Loan Commitment Termination Date and (ii) unless otherwise agreed to by the Issuer in its sole discretion, one year from the date of such extension. No Issuer shall be permitted or required to issue any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans then outstanding would exceed the Revolving Loan Commitment Amount.

SECTION II.1.3. Term Loan Commitments. (a) From time to time on any Business Day occurring from and after the Effective Date, but prior to the Term A Loan Commitment Termination Date, each Lender that has a Term A Loan Commitment agrees that it will make loans (relative to such Lender, its "Term A Loans") to the Borrower in an amount equal to such Lender's Term A Percentage of the aggregate amount of the Borrowing of Term A Loans requested by the Borrower to be made on such day; and

(b) In a single Borrowing on a Business Day occurring on or prior to the Term B Loan Commitment Termination Date, each Lender that has a Term B Loan Commitment agrees that it will make loans (relative to such Lender, its "Term B Loans") to the Borrower in an amount equal to such Lender's Term B Percentage of the aggregate amount of the Borrowing of Term B Loans requested by the Borrower to be made on such day. No amounts paid or prepaid with respect to Term Loans may be reborrowed.

SECTION II.2. Reduction of the Commitment Amounts. The Commitment Amounts are subject to reduction from time to time as set forth below.


SECTION II.2.1. Optional. The Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Term A Loan Commitment Amount, Revolving Loan Commitment Amount or the Letter of Credit Commitment Amount on the Business Day so specified by the Borrower; provided, however, that all such reductions shall require at least one Business Day's prior notice to the Administrative Agent and be permanent, and any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of any Issuer.

SECTION II.2.2. Mandatory. (a) The Revolving Loan Commitment Amount shall be reduced as set forth below.

(i) Following the prepayment in full of the Term Loans, the Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced on the date the Term Loans would otherwise have been required to be prepaid with any Net Casualty Proceeds, Net Debt Proceeds, Net Disposition Proceeds or Net Equity Proceeds, in any case in an amount equal to the amount by which the Term Loans would otherwise be required to be prepaid if Term Loans had been outstanding.

(ii)  On the Stated Maturity Date and on each Quarterly Payment
Date occurring during any period set forth below, the then Revolving Loan Commitment Amount shall, without any further action, automatically and permanently be reduced by an amount equal to the amount set forth below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable (unless on or prior to any such date the then Revolving Loan Commitment Amount shall have been reduced to a lesser amount, in which case the Revolving Loan Commitment Amount shall be equal to such lesser amount):


Period                                      Amount of Mandatory
                                           Commitment Reduction

04/01/03 through (and including) 03/31/04    $1,250,000

04/01/04 through (and including) 03/31/05    $2,500,000

04/01/05 through (and including) 03/31/06    $3,125,000

04/01/07 through (and including) 03/31/07    $3,750,000

04/01/07 through (and including) the Stated
  Maturity Date for Revolving Loans        $1,875,000

provided, however, that, notwithstanding the foregoing, on the Revolving Loan Commitment Termination Date, the Revolving Loan Commitment Amount shall be zero.


(b)  On each date set forth below, the then Term A Loan Commitment
Amount shall, without any further action, automatically and permanently be reduced by the amount set forth opposite such date (unless on or prior to any such date the then Term A Loan Commitment Amount shall have been reduced to a lesser amount, in which case the Term A Loan Commitment Amount shall be equal to such lesser amount):


Date of Mandatory                    Amount of Mandatory
Commitment Reduction                 Commitment Reduction

June 30, 2000                         $25,000,000

December 31, 2000                     $25,000,000

March 31, 2001                        $25,000,000

June 30, 2001                         $25,000,000

provided, however, that, notwithstanding the foregoing, on the Term A Loan Commitment Termination Date, the Term A Loan Commitment Amount shall be zero; provided further, however, that if the Borrower shall have previously delivered a Borrowing Request in accordance with Section 2.3.1 in respect of Borrowings of Term A Loans to be made on any date set forth above, the mandatory reduction of the Term A Loan Commitment Amount shall not take effect until immediately after the making of such Term A Loans, and then the Term A Loan Commitment Amount shall be reduced to an amount equal to the lesser of (A) the amount set forth above and (B) the amount equal to (x) the then applicable Term A Loan Commitment Amount (immediately prior to any Borrowing or commitment reduction) less (y) the aggregate principal amount of the Borrowing.

SECTION II.3. Borrowing Procedure. By delivering a Borrowing Request to the Administrative Agent on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably request, on not less than one Business Day's notice in the case of Base Rate Loans or three Business Days' notice in the case of LIBO Rate Loans, and in either case not more than five Business Days' notice, that a Borrowing be made in a minimum amount of $1,000,000 and an integral multiple of $500,000 in the unused amount of the applicable Commitment; provided, however, that all of the initial Loans made on the Closing Date shall be made as Base Rate Loans. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 1:00 p.m. on such Business Day of the requested Borrowing, each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.


SECTION II.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m. on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day's notice in the case of Base Rate Loans or three Business Days' notice in the case of LIBO Rate Loans, and in either case not more than five Business Days' notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000, of the Loans identified in the Continuation/Conversion Notice be, in the case of Base Rate Loans, converted into LIBO Rate Loans or, in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) unless the Administrative Agent otherwise agrees in writing in its sole discretion, no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing.

SECTION II.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2,
4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.

SECTION II.6.  Issuance Procedures.  By delivering to the
Administrative Agent an Issuance Request on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably request on not less than three nor more than ten Business Days' notice, in the case of an initial issuance of a Letter of Credit and not less than three Business Days' prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that an Issuer issue, or extend the Stated Expiry Date of, a Letter of Credit in such form as may be requested by the Borrower and approved by such Issuer, solely for the purposes described in Section 7.1.7. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) the Revolving Loan Commitment Termination Date or
(ii) (unless otherwise agreed to by an Issuer, in its sole discretion), one year from the date of its issuance. Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues.


SECTION II.6.1. Other Lenders' Participation. Upon the issuance of each Letter of Credit, and without further action, each Revolving Loan Lender (other than the Issuer of such Letter of Credit) shall be deemed to have irrevocably purchased, to the extent of its Percentage to make Revolving Loans, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto), and such Revolving Loan Lender shall, to the extent of its Percentage to make Revolving Loans, be responsible for reimbursing, within one Business Day, the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.3 or which have been so reimbursed but are required to be disgorged or returned by such Issuer or the Administrative Agent. In addition, such Revolving Loan Lender shall, to the extent of its Percentage to make Revolving Loans, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to
Section 3.3.4 with respect to each Letter of Credit (other than the issuance fees payable to an Issuer of such Letter of Credit pursuant to the last sentence of Section 3.3.4) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Revolving Loan Lender has reimbursed any Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

SECTION II.6.2. Disbursements. An Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, the applicable Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 1:00 p.m. on the first Business Day following the Disbursement Date, the Borrower will reimburse the Administrative Agent, for the account of the applicable Issuer, for all amounts which such Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (with the then Applicable Margin for Revolving Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the applicable Issuer upon each Disbursement of a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Subsidiary Guarantor).


SECTION II.6.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the Borrower under Section 2.6.2 to reimburse an Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrower to reimburse an Issuer, each Revolving Loan Lender's obligation under Section 2.6.1 to reimburse an Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Revolving Loan Lender, as the case may be, may have or have had against such Issuer or any Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in such Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against an Issuer for any wrongful Disbursement made by such Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of such Issuer.

SECTION II.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Default under Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

(a   the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuers of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b   the Borrower shall be immediately obligated to reimburse the
Issuers for the amount deemed to have been so paid or disbursed by such Issuers.

Amounts payable by the Borrower pursuant to this Section shall be deposited in immediately available funds with the Administrative Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

SECTION II.6.5. Nature of Reimbursement Obligations. The Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Revolving Loan Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuer (except to the extent of its own gross negligence or wilful misconduct) shall be responsible for:

(a   the form, validity, sufficiency, accuracy, genuineness or
legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b   the form, validity, sufficiency, accuracy, genuineness or
legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;


(c   failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d   errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

(e   any loss or delay in the transmission or otherwise of any
document or draft required in order to make a Disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to any Issuer or any Revolving Loan Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by an Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon each Obligor and each such Secured Party, and shall not put such Issuer under any resulting liability to any Obligor or any Secured Party, as the case may be.

SECTION II.7. Register; Notes. (a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (b)(ii) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of the Parent, the Borrower or any other Obligor.

(b (i The Borrower agrees that, upon the written request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender's Percentage of the original applicable Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.


(ii   The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for the purpose of this clause, to maintain a register (the "Register") on which the Administrative Agent will record each Lender's Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 11.11.1. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor's Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered (or, if applicable, to which a Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 11.11.1. No assignment or transfer of a Lender's Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.


	ARTICLE III
	REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION III.1. Repayments and Prepayments; Application. The Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.

SECTION III.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan on the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of Loans shall or may be made as set forth below.

(a   From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that (A) any such prepayment of the Term Loans shall be made pro rata among Term A Loans and Term B Loans, and pro rata among Term A Loans and Term B Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Term A Loans or Term B Loans (to be applied as set forth in clause (a) of Section 3.1.2) and any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans;
(B) all such voluntary prepayments shall require at least one Business Day's prior written notice in the case of Base Rate Loans or three Business Days' prior written in the case of LIBO Rate Loans, and in either case not more than five Business Days' prior written notice to the Administrative Agent; and (C) all such voluntary partial prepayments shall be in an aggregate minimum amount of $1,000,000 or multiples of $500,000 in excess thereof.

(b   On each date when the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) the aggregate amount of all Letter of Credit Outstandings exceeds the Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrower shall make a mandatory prepayment of Revolving Loans and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.

(c   On the Stated Maturity Date and on each Quarterly Payment
Date occurring during any period set forth below, the Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term A Loans in an amount equal to the product of (i) the percentage set forth below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable and (ii) the aggregate principal amount of Term A Loans outstanding on the Term A Loan Commitment Termination Date:


*
Period                                         Percentage

04/01/03 through (and including) 03/31/04         10%

04/01/04 through (and including) 03/31/05         20%

04/01/05 through (and including) 03/31/06         25%

04/01/07 through (and including) 03/31/07         30%

04/01/07 through (and including) the Stated    15% or the then outstanding
Maturity Date for Term A Loans                 principal amount of all Term
                                               A Loans, if resulting product
                                               is different.

(d   On the Stated Maturity Date and on each Quarterly Payment
Date occurring during any period set forth below, the Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term B Loans in an amount equal to the amount set forth below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable:


Period                                         Amount of Required
                                               Principal Repayment

04/01/03 through (and including) 03/31/04            $187,500

04/01/04 through (and including) 03/31/05            $187,500

04/01/05 through (and including) 03/31/06             $187,500


04/01/07 through (and including) 03/31/07            $187,500

04/01/07 through (and including) the Stated      $18,000,000 or the then
  Maturity Date for Term B Loans*               outstanding principal amount
                                           of all Term B Loans, if different.


(e   The Borrower shall, following the receipt by the Borrower or any Subsidiary of any Net Casualty Proceeds from any Casualty Event or series of Casualty Events, the aggregate amount of which is in excess of $500,000, deliver to the Administrative Agent a calculation of the amount of such Net Casualty Proceeds and make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Casualty Proceeds within three Business Days of the receipt thereof to be applied as set forth in Section 3.1.2; provided, however, that no mandatory prepayment from Net Casualty Proceeds shall be required under this clause if the Borrower informs the Administrative Agent in writing no later than 30 days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds of its or its Subsidiary's good faith intention to apply such Net Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property and the Borrower or such Subsidiary in fact uses such Net Casualty Proceeds to rebuild or replace such assets or property within 120 days following the receipt of such Net Casualty Proceeds, with the amount of such Net Casualty Proceeds unused after such 120-day period being applied to the Loans pursuant to Section 3.1.2; provided further, however, that at any time when any Default or Event of Default shall have occurred and be continuing, all Net Casualty Proceeds shall be deposited in an account maintained with the Administrative Agent for, at the Administrative Agent's discretion, (i) application to the Loans pursuant to
Section 3.1.2 or (ii) distribution to the Borrower or such Subsidiary for such rebuilding or replacement whenever no Default or Event of Default is then continuing.

(f   The Borrower shall, following the receipt by the Borrower or any Subsidiary of any Net Disposition Proceeds from any Disposition or series of Dispositions, the aggregate amount of which is in excess of $500,000, deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds and make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds within three Business Days of the receipt thereof to be applied as set forth in Section 3.1.2; provided, however, that no mandatory prepayment from Net Disposition Proceeds shall be required under this clause if the Borrower informs the Administrative Agent in writing no later than one Business Day following the receipt of such Net Disposition Proceeds of its or such Subsidiary's good faith intention to apply such Net Disposition Proceeds to the purchase of related assets, and the Borrower or such Subsidiary in fact uses such Net Disposition Proceeds to purchase such assets or property within 120 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds unused after such 120-day period being applied to the Loans pursuant to Section 3.1.2.

(g   The Borrower shall, no later than the July 31 following the close of each Fiscal Year (beginning with the close of the 2002 Fiscal
Year), deliver to the Administrative Agent a calculation of the Excess Cash Flow (if any) for the Fiscal Year last ended and make a mandatory prepayment of the Loans in an amount equal to 75% of the Excess Cash Flow (if any) for such Fiscal Year, to be applied as set forth in
Section 3.1.2; provided, however, that the amount of such prepayment shall be reduced to an amount equal to 50% of the Excess Cash Flow (if any) for such Fiscal Year if the Total Leverage Ratio on the last day of such Fiscal Year is less than 4.00:1.


(h   Within three Business Days of the receipt by any applicable member of the Consolidated Group of any Net Debt Proceeds or Net Equity Proceeds, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds or Net Equity Proceeds, as the case may be, and make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds or 50% of such Net Equity Proceeds, as the case may be, to be applied as set forth in Section 3.1.2; provided, however, that no mandatory prepayment of up to (i) $200,000,000 in the aggregate of Net Equity Proceeds and
(ii) $150,000,000 in the aggregate of Net Debt Proceeds in respect of Subordinated Debt received by the Consolidated Group, in each case on or prior to June 30, 2000, shall be required under this clause.

(i   Immediately upon any acceleration of the Stated Maturity
Date of any Loans pursuant to Section 8.2 or clause (a) of Section 8.3, the Borrower shall repay all the Loans unless, pursuant to clause (a) of Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4; provided, however, that with respect to Term B Loans only, the Borrower shall pay to the Lenders holding Term B Loans a prepayment fee equal to 2% of the principal amount of such Term B Loans prepaid on or prior to the date which is the first anniversary of the Closing Date.

SECTION III.1.2.  Application.  Amounts prepaid pursuant to
Section 3.1.1 shall be applied as set forth in this Section.

(a   Subject to clause (b), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of
Section 4.4, to the principal amount thereof being maintained as LIBO
Rate Loans.


(b   Each prepayment of Loans made pursuant to clause (a) and
clauses (e) through (h) of Section 3.1.1 shall be applied (i) first, pro rata to a mandatory prepayment of the outstanding principal amount of all Term A Loans and Term B Loans (with the amount of such prepayment of the Term A Loans and the Term B Loans being applied to the remaining scheduled amortization payments of the Term A Loans or Term B Loans, as the case may be, pro rata in accordance with the amount of each such remaining Term A Loan or Term B Loan amortization payments), and (ii) second, once all Term Loans have been repaid in full, to the repayment of any outstanding Revolving Loans and a reduction of the Revolving Loan Commitment Amount in accordance with
Section 2.2.2; provided, however, that in the case of any prepayment of Term B Loans made pursuant to clause (a) and clauses (e) through (h) of
Section 3.1.1, any Lender that has Term B Loans may, so long as there are Term A Loans outstanding, elect not to have such Term B Loans prepaid with the amounts set forth above by delivering a notice of such election to the Administrative Agent at least one Business Day prior to the date that such prepayment is to be made, in which case the amounts that would have been applied to a prepayment of such Lender's Term B Loans shall instead be applied in the manner set forth above to a prepayment of the principal amount of all outstanding Term A Loans until all outstanding Term A Loans have been prepaid in full and thereafter as set forth above.

SECTION III.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with the terms set forth below.

SECTION III.2.1.  Rates.  Pursuant to an appropriately delivered
Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:

(a   on that portion maintained from time to time as a Base Rate
Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

(b   on that portion maintained as a LIBO Rate Loan, during each
Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

SECTION III.2.2. Post-Default Rates. Immediately upon the receipt by the Borrower of a written notice from the Administrative Agent of the occurrence of an Event of Default, as a result of such Event of Default (and until cured or waived), the Borrower shall pay interest (after as well as before judgment) from and after the date of such notice at a rate per annum equal to (a) in the case of any principal on any Loan or Reimbursement Obligation (whether or not then due and payable), the rate of interest that otherwise would be applicable thereto plus 2%, and (b) in the case of interest, fees and other monetary Obligations payable hereunder, the Alternate Base Rate plus the highest Applicable Margin for Base Rate Loans plus 2%.

SECTION III.2.3. Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a   on the Stated Maturity Date therefor;

(b   on the date of any payment or prepayment, in whole or in
part, of principal outstanding on such Loan on the principal amount so paid or prepaid;


(c   with respect to Base Rate Loans, on each Quarterly Payment
Date occurring after the Effective Date;

(d   with respect to LIBO Rate Loans, on the last day of each
applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period); and

(e   on that portion of any Loans the Stated Maturity Date of
which is accelerated pursuant to Section 8.2 or clause (a) of
Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION III.3. Fees. The Borrower agrees to pay the fees set forth below. All such fees shall be non-refundable.

SECTION III.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the applicable Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee, in each case on such Lender's Percentage of the sum of the average daily unused portion of the applicable Commitment Amount (after subtracting Letter of Credit Outstandings, in the case of the Revolving Loan Commitment Amount). All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrower in arrears on the Effective Date and thereafter on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.

SECTION III.3.2. Administrative Agent's Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates set forth in the Fee Letter.

SECTION III.3.3. Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the applicable Issuer and each Revolving Loan Lender, a Letter of Credit fee in an amount equal to the then effective Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date. The Borrower further agrees to pay to the applicable Issuer, quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date, an issuance fee in an amount agreed to by the Borrower and such Issuer.


	ARTICLE IV
	CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION IV.1. LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION IV.2. Deposits Unavailable. If the Administrative Agent shall have determined that

(a   Dollar deposits in the relevant amount and for the relevant
Interest Period are not available to it in its relevant market; or

(b   by reason of circumstances affecting it's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans;

then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.


SECTION IV.3. Increased LIBO Rate Loan Costs, etc. The Borrower agrees to reimburse each Secured Party for any increase in the cost to such Secured Party of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party's Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the date hereof of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION IV.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of

(a   any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to
Article III or otherwise;

(b   any Loans not being made as LIBO Rate Loans in accordance
with the Borrowing Request therefor; or

(c   any Loans not being continued as, or converted into, LIBO
Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION IV.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.


SECTION IV.6. Taxes. The Borrower covenants and agrees as follows with respect to Taxes.

(a   Any and all payments by the Borrower under each Loan
Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are required to be deducted or withheld from any payment required to be made by any Obligor to or on behalf of any Secured Party under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b   In addition, the Borrower shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.

(c   As promptly as practicable after the payment of any Taxes or
Other Taxes, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.


(d   Subject to clause (f), the Borrower shall indemnify each
Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by any Secured Party, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that no Secured Party shall be under any
obligation to provide any such notice to the Borrower).   In addition,
the Borrower shall indemnify each Secured Party for any incremental Taxes that may become payable by such Secured Party as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrower acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) and this clause shall apply.

(e   Each Non-U.S. Lender, on or prior to the date on which such
non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Administrative Agent either

(i (x) two duly completed copies of either (A) Internal
Revenue Service Form W-8BEN or (B) Internal Revenue Service Form
W-8ECI, or in either case an applicable successor form, and (y) a duly completed copy of Internal Revenue Service Form W-8 or W-9, or in either case an applicable successor form; or

(ii   in the case of a Non-U.S. Lender that is not legally
entitled to deliver either form listed in clause (e)(i)(x), (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of
Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an "Exemption Certificate") and (y) two duly completed copies of Internal Revenue Service Form W-8 or applicable successor form.


(f   The Borrower shall not be obligated to gross up any payments to any Lender pursuant to clause (a)(i), or to indemnify any Lender pursuant to clause (d), in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e), (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans which has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to clause (a)(i), and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender's lending office was made at the request of the Borrower or was consistent with the Lender's policies generally or (iii) the obligation to gross up payments to any such Lender pursuant to clause (a)(i) or to indemnify any such Lender pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrower.

SECTION IV.7. Payments, Computations, etc. Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 11:00 a.m. on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than the Federal Funds
Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.


SECTION IV.8. Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party's ratable share (according to the proportion of (a) the amount of such selling Secured Party's required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION IV.9. Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (a) through
(d) of Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.


	ARTICLE V
	CONDITIONS TO CREDIT EXTENSIONS

SECTION V.1. Initial Credit Extension. The obligations of the Lenders and, if applicable, the Issuer to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

SECTION V.1.1. Resolutions, etc. The Administrative Agent shall have received from each Obligor, as applicable, (a) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (b) a certificate, dated the Closing Date, duly executed and delivered by such Person's Secretary or Assistant Secretary, managing member or general partner, as applicable, as to


(i   resolutions of each such Person's Board of Directors (or
other managing body, in the case of other than a corporation) then in full force and effect authorizing, to the extent relevant, all aspects of the applicable to such Person and the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(ii   the incumbency and signatures of those of its officers,
managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(iii   the full force and validity of each Organic Document of
such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION V.1.2. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note in writing, such Lender's Notes duly executed and delivered by an Authorized Officer of the Borrower.

SECTION V.1.3. Subsidiary Guaranty. The Administrative Agent shall have received, with counterparts for each Lender, the Subsidiary Guaranty, dated the Closing Date and duly executed and delivered by each U.S. Subsidiary.

SECTION V.1.4. Pledge Agreements. The Administrative Agent shall have received, with counterparts for each Lender,

(a   each Pledge Agreement, each dated as of the Closing Date and duly executed and delivered by an Authorized Officer of each applicable Obligor, together with

(i   the certificates evidencing all of the issued and
outstanding shares of Capital Securities pledged pursuant to the applicable Pledge Agreement, which certificates shall in each case be accompanied by undated stock powers or powers of transfer duly executed in blank, or, if any such shares of Capital Securities pledged pursuant to such Pledge Agreement are uncertificated securities, the Administrative Agent shall have obtained "control" (as defined in the UCC) over such shares of Capital Securities and such other instruments and documents as the Administrative Agent shall deem necessary or in the reasonable opinion of the Administrative Agent desirable under applicable law to perfect the first priority security interest of the Administrative Agent in such shares of Capital Securities shall have been delivered to the Administrative Agent;


(ii   to the extent necessary, executed copies of UCC
financing statements (Form UCC-1) naming each Obligor executing a Pledge Agreement as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to such Pledge Agreement;

(iii   executed copies of proper UCC termination statements
(Form UCC-3), if any, necessary to release all Liens and other rights of any Person (i) in any collateral described in any security or pledge agreement previously executed and delivered by any Person, and (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC termination statements (Form UCC-3) as the Administrative Agent may reasonably request from such Obligors; and

(iv   certified copies of UCC Requests for Information or
Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name each Obligor executing a Pledge Agreement (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall cover any Collateral); and

(b   the Administrative Agent and its counsel shall be satisfied that the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, in the Collateral are first priority (or local equivalent thereof) security interests, and that no Liens exists on any of the Collateral other than the Liens created in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Loan Documents (except for Liens permitted by Section 7.2.3).

SECTION V.1.5. Intellectual Property. The Administrative Agent shall have received the Patent Security Agreement, the Copyright Security Agreement and the Trademark Security Agreement, as applicable, each dated as of the Closing Date and duly executed and delivered by an Authorized Officer of each Obligor that has delivered a Pledge and Security Agreement and is, pursuant to the terms of such Pledge and Security Agreement, granting a Lien on any Intellectual Property Collateral (as defined in the applicable Pledge and Security Agreement).

SECTION V.1.6. Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated the Closing Date and duly executed and delivered by an Authorized Officer of each of the Parent and the Borrower, in which certificate each of the Parent and the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Parent and the Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct in all material respects. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent.


SECTION V.1.7. Solvency, etc. The Administrative Agent shall have received, with counterparts for each Lender, a certificate, dated the Closing Date and duly executed and delivered by the chief financial or accounting Authorized Officer of each of the Parent and the Borrower, as to the solvency of the Parent and the Borrower, in form and substance satisfactory to the Administrative Agent.

SECTION V.1.8. Opinions of Counsel. The Administrative Agent shall have received opinions, each dated the Closing Date and addressed to the Administrative Agent and all Lenders, from

(a) Ropes & Gray, special counsel to the Obligors, in form and substance satisfactory to the Administrative Agent; and

(b) Swidler, Berlin, Shereff & Friedman, LLP, FCC regulatory counsel to the Obligors, in form and substance satisfactory to the Administrative Agent.

SECTION V.1.9. Financial Information. The Administrative Agent shall have received

(a) audited consolidated financial statements of the Consolidated Group for the 1997 through 1999 Fiscal Years;

(b)  a pro forma consolidated balance sheet of the Consolidated
Group, as of the Closing Date, certified by the chief financial or accounting Authorized Officer of the Parent, giving effect to the consummation of the Refinancing and each other transaction contemplated by this Agreement, which shall be satisfactory to the Administrative Agent; and

(c) projected consolidated financial statements (including balance sheets and statements of operations, income and cash flows) of the Consolidated Group for the ten-year period following the Closing Date, evidencing the Consolidated Group's compliance with the covenants set forth in Section 7.2.4 at all times during such ten-year period (the "Projections").

SECTION V.1.10.  Filing Agent, etc. All UCC financing statements (Form
UCC-1) or other similar financing statements and UCC termination statements (Form UCC-3) required pursuant to the Loan Documents (collectively, the "Filing Statements") shall have been delivered to CT Corporation System or another similar filing service company acceptable to the Administrative Agent (the "Filing Agent"). The Filing Agent shall have acknowledged in a writing satisfactory to the Administrative Agent and its counsel (a) the Filing Agent's receipt of all Filing Statements, (b) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (c) that the Filing Agent will notify the Administrative Agent and its counsel of the results of such submissions within 30 days following the Closing Date.


SECTION V.1.11. Insurance. The Administrative Agent shall have received certified copies of the insurance policies (or binders in respect thereof) from one or more insurance companies satisfactory to the Administrative Agent, evidencing coverage required to be maintained pursuant to each Loan Document, together with a satisfactory broker's letter stating that the Borrower's insurance coverage is sufficient and customary in the industry.

SECTION V.1.12. Necessary Authorizations. The Administrative Agent shall have received copies of all Necessary Authorizations or other required consents to the Credit Extensions or to the execution, delivery and performance of the Loan Documents, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION V.1.13.  Payment of Outstanding Indebtedness, etc. All
Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule (including, in connection with the Refinancing, all Indebtedness outstanding under the terms of the Existing Financing Agreements), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the initial Credit Extension and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness have been released and the Administrative Agent shall have received all UCC termination statements (Form UCC-3) or other instruments as may be suitable or appropriate in connection therewith. The Administrative Agent shall have received all payoff letters requested by the Administrative Agent in connection with the repayment of such Indebtedness.

SECTION V.1.14.  Financing Arrangements.  The Arranger and the
Administrative Agent shall have received, and be satisfied in all respects with the terms and conditions of, all documentation and other materials relating to any preferred stock, vendor and/or other financing arrangements to which any member of the Consolidated Group is a party.

SECTION V.1.15. Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 11.3.

SECTION V.2. All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension (including the initial Credit Extension) shall be subject to and the satisfaction of each of the conditions precedent set forth below.

SECTION V.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:


(a) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b)  no Default shall have then occurred and be continuing.

SECTION V.2.2.  Credit Extension Request, etc. Subject to
Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct in all material respects.

SECTION V.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Obligors shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; the Administrative Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.


	ARTICLE VI
	REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, each of the Parent and the Borrower represents and warrants to each Secured Party as set forth in this Article.

SECTION VI.1. Organization, etc. Each member of the Consolidated Group is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the failure to be so qualified or in good standing as a foreign entity could not reasonably be expected to have a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.


SECTION VI.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor's participation in the consummation of all aspects of the Refinancing, and the execution, delivery and performance by each applicable Obligor of the agreements executed and delivered in connection with the Refinancing are in each case within each such Person's powers, have been duly authorized by all necessary action, and do not

(a)  contravene or, as applicable, result in a default under any
(i) Obligor's Organic Documents, (ii) contractual restriction, or any License, binding on or affecting any Obligor, (iii) court decree or order binding on or affecting any Obligor or (iv) law or governmental regulation binding on or affecting any Obligor; or

(b) result in, or require the creation or imposition of, any Lien on any Obligor's properties (except as permitted by this Agreement).

SECTION VI.3. Government Approval, Regulation, etc. Except as disclosed in Item 6.3 of the Disclosure Schedule, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and which are, or on the Effective Date will be, in full force and effect) is required for the consummation of the Refinancing or the due execution, delivery or performance by each Obligor of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of any documents executed, delivered and/or performed in connection with the Refinancing, in each case by the parties thereto or the consummation of the Refinancing. No member of the Consolidated Group is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION VI.4. Validity, etc. This Agreement has been duly executed and delivered, and constitutes, and each other Loan Document executed by the Parent and/or the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms; and each Loan Document executed by each other Obligor will, on the due execution and delivery thereof by such Obligor, constitute the legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by principles of equity).

SECTION VI.5. Financial Information. (a) The financial statements furnished to the Administrative Agent and each Lender pursuant to clause (a) of Section 5.1.9 have been prepared in accordance with GAAP consistently applied, and present fairly the consolidated financial condition of the Persons and/or businesses covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(b) The pro forma consolidated balance sheet furnished to the Administrative Agent and each Lender pursuant to clause (b) of Section 5.1.9 fairly presents in all material respects the pro forma estimated financial condition of the Consolidated Group as of such date.

(c) The Projections were prepared by each of the Parent and the Borrower in good faith on the basis of information and assumptions that each of the Parent and the Borrower and their respective senior management believed to be reasonable as of the date of the Projections and such assumptions are reasonable as of the Closing Date (it being understood that projections are not to be viewed as facts and that actual results during the period covered by the Projections may differ from projected results).

(d) All balance sheets, all statements of operations, shareholders' equity and cash flow and all other financial information of each of the Consolidated Group furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION VI.6.  No Material Adverse Change.  Except as disclosed in
Item 6.6 of the Disclosure Schedule, there has been no material adverse change in the business, assets, debt service capacity, tax position, environmental liability or financial condition, operations or prospects of the Parent, the Borrower or the Borrower and its Subsidiaries taken as a whole, since March 31, 1999.

SECTION VI.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any member of the Consolidated Group, threatened litigation, action, proceeding or labor controversy

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting any member of the Consolidated Group or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding (including, in each case, any controversy, litigation, arbitration, investigation or proceeding involving the FCC) disclosed in Item 6.7; or

 (b) which purports to affect the legality, validity or enforceability of any Loan Document or the Refinancing.

SECTION VI.8. Subsidiaries. The Parent has no direct Subsidiaries except the Borrower. The Borrower has no Subsidiaries, except those Subsidiaries

(a)  which are identified in Item 6.8 of the Disclosure Schedule;
or

(b) which are permitted to have been organized or acquired in accordance with Section 7.2.5 or 7.2.9.


SECTION VI.9.  Ownership of Properties. Each member of the Consolidated
Group owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3.

SECTION VI.10. Taxes. Each member of the Consolidated Group has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be due and owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION VI.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION VI.12.  Environmental Warranties.  Except as set forth in Item
6.12 of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned or leased by any member of the Consolidated Group have been, and continue to be, owned or leased by such member of the Consolidated Group in material compliance with all Environmental Laws;

(b) there have been no past, and there are no pending or, to the knowledge of any member of the Consolidated Group, threatened (i) claims, complaints, notices or requests for information received by any member of the Consolidated Group with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to any member of the Consolidated Group regarding potential liability under any Environmental Law;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or, to the knowledge of any member of the Consolidated Group, previously owned or leased by any member of the Consolidated Group that have, or could reasonably be expected to have, a Material Adverse Effect;


(d) each member of the Consolidated Group has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters, the non-issuance of or non-compliance with any of which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(e) no property now or, to the knowledge of any member of the Consolidated Group, previously owned or leased by any member of the Consolidated Group is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or, to the knowledge of any member of the Consolidated Group, previously owned or leased by any member of the Consolidated Group that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect;

(g) no member of the Consolidated Group has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or, to the knowledge of any member of the Consolidated Group, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against such member of the Consolidated Group for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or, to the knowledge of any member of the Consolidated Group, previously owned or leased by any member of the Consolidated Group that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; and

(i) no conditions exist at, on or under any property now or, to the knowledge of any member of the Consolidated Group, previously owned or leased by any member of the Consolidated Group which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect.


SECTION VI.13. Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing (including the Bank Memorandum) to any Secured Party by or on behalf of any Obligor in connection with any Loan Document, the Refinancing or any other transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

SECTION VI.14. Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION VI.15.  Communications Regulatory Matters.

(a) Each Network Agreement has been duly executed and delivered by the respective parties thereto, is in full force and effect and no member of the Consolidated Group nor, to the best knowledge of the Parent and the Borrower, any of the other parties thereto, is in default of any of the provisions thereof in any material respect.

(b) No member of the Consolidated Group is in violation of any Communications Law applicable thereto.

(c) All of the Network Facilities and other material properties, equipment and systems owned, leased or managed by members of the Consolidated Group are, and all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear excepted) and are and will be in compliance with all terms and conditions of the Licenses and all standards or rules imposed by applicable Communications Law and any Governmental Authority or as imposed under any agreements with telephone companies and customers.

(d) The members of the Consolidated Group have paid all franchise, license or other fees and charges which have become due pursuant to any governmental approval in respect of their business and have made appropriate provision as required by GAAP for any such fees and charges which have accrued.

(e)  Each Interconnection Agreement, each of which is listed on
Item 6.15 of the Disclosure Schedule, has been duly executed and delivered by the respective parties thereto, is in full force and effect and no member of the Consolidated Group is in default of any of the provisions thereof in any material respect.


SECTION VI.16. Licenses. Each of the Licenses has been duly authorized by the grantors thereof, is valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of such Licenses. No event has occurred and is continuing which could reasonably be expected to (i) result in the imposition of a material forfeiture or the revocation, termination or adverse modification of any such License or (ii) materially and adversely affect any rights of any member of the Consolidated Group thereunder. Neither the Parent nor the Borrower has reason to believe, and has no knowledge that, any Licenses will not be approved or renewed, as applicable, in the ordinary course. Item 6.16 of the Disclosure Schedule sets forth a true and complete list of each of the Licenses issued, as of the Effective Date, to the Consolidated Group, and, with respect to each such License, the following information: (i) for all Licenses other than PUC Authorizations, the name of the licensee, the type of service and the expiration dates and (ii) for each PUC Authorization only, the geographic area covered by such PUC Authorization, the services that may be provided thereunder and the expiration date, if any.

SECTION VI.17. Year 2000. Each Obligor has successfully addressed the "Year 2000 Problem" (that is, the risk that computer applications used by such Obligor may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31,
1999).


	ARTICLE VII
	COVENANTS

SECTION VII.1.  Affirmative Covenants.  Each of the Parent and the
Borrower agrees with each Secured Party that, until the Termination Date has occurred, the Parent and the Borrower will, and will cause their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION VII.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish or cause to be furnished to the Administrative Agent (with sufficient copies for each Lender) copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within 30 days after the end of each fiscal month other than the last such month of any Fiscal Quarter, unaudited consolidated balance sheets of the Consolidated Group as at the end of such fiscal month, together with the related consolidated statements of income for such fiscal month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such fiscal month, and including (in each case), in comparative form the figures for the corresponding fiscal month in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Parent;


(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, unaudited consolidated and consolidating balance sheets of the Consolidated Group as at the end of such Fiscal Quarter, together with the related consolidated and consolidating statements of income and cash flow for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Parent;

(c) as soon as available and in any event within 90 days after the end of each Fiscal Year, consolidated and consolidating balance sheets of the Consolidated Group as at the end of such Fiscal Year, together with the related consolidated and consolidating statements of income and cash flow for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent, which shall include a statement by such accountants that, in performing the examination necessary to deliver the audited financial statements of the Consolidated Group, no knowledge was obtained of any Event of Default;

(d) concurrently with the delivery of the financial information pursuant to clauses (b) and (c), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Parent, showing compliance with the financial covenants set forth in
Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the applicable Obligor has taken or proposes to take with respect thereto);

(e) as soon as possible and in any event within three days after any Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which such Obligor has taken and proposes to take with respect thereto;

(f) as soon as possible and in any event within three days after any Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;

(g) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;


(h) immediately upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA,
(iii) the taking of any action with respect to a Pension Plan which could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;

(i) promptly upon receipt thereof, copies of all "management letters" submitted to any Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(j) as soon as possible and in any event within ten days after any annual budgets or business plans prepared by or on behalf of any Obligor are completed for the next succeeding Fiscal Year, copies of such annual budgets or business plans, as applicable;

(k) promptly following the mailing or receipt of any notice or report delivered under the terms of any Subordinated Debt, copies of such notice or report;

(l) promptly upon receipt thereof, copies of any adverse notice or report regarding any License from the FCC;

(m) promptly upon receipt of any new License, information relating to such License similar to that set forth in Item 6.16 of the Disclosure Schedule; and

(n)  such other financial and other information as any Secured
Party through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION VII.1.2. Maintenance of Existence; Compliance with Laws, etc. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to,

(a) except as otherwise permitted by Section 7.2.9, preserve and maintain its legal existence; and

(b) comply with all contractual obligations, applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes imposed upon any member of the Consolidated Group or upon its property, the non-compliance with any of which could reasonably be expected to have a Material Adverse Effect, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such member of the Consolidated Group, as applicable.


SECTION VII.1.3. Maintenance of Properties. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to, maintain, preserve, protect and keep their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Consolidated Group may be properly conducted at all times, unless any member of the Consolidated Group determines in good faith that the continued maintenance of such property is no longer economically desirable.

SECTION VII.1.4. Insurance. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to,

(a) maintain insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and its Subsidiaries; and

(b) all worker's compensation, employer's liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Administrative Agent on behalf of Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days' prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION VII.1.5.  Books and Records.  Each of the Parent and the
Borrower will, and will cause each of their respective Subsidiaries to, keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and permit each Secured Party or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit each Obligor's offices, to discuss such Obligor's financial matters with its officers and employees, and its independent public accountants (and each of the Parent and the Borrower hereby authorizes such independent public accountant to discuss each Obligor's financial matters with each Secured Party or their representatives whether or not any representative of any such Obligor is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of such independent public accountant incurred in connection with any Secured Party's exercise of its rights pursuant to this Section.

SECTION VII.1.6. Environmental Law Covenant. Each of the Parent and the Borrower will, and will cause each of their respective Subsidiaries to,


(a) use and operate all of its and their facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, the non-compliance with which, in any case, could reasonably be expected to have a Material Adverse Effect; and

(b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws (which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect), and shall promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.

SECTION VII.1.7. Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions as follows:

(a) to repay the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule (including, in connection with the Refinancing, all Indebtedness outstanding under the terms of the Existing Financing Agreements);

(b)  to fund Capital Expenditures permitted pursuant to
Section 7.2.7, including the ongoing construction and maintenance expenses associated with the Borrower's packet switched Internet protocol communications network;

(c) for working capital and general corporate purposes of the Borrower and the Subsidiary Guarantors; and

(d) to pay reasonable fees and expenses associated with the Refinancing.


SECTION VII.1.8.  Future Subsidiary Guarantors, Security, etc. The
Borrower and, to the extent applicable, the Parent will, and will cause each U.S. Subsidiary of the Borrower to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including filing Mortgages) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Loan Documents. The Borrower will cause any subsequently acquired or organized U.S. Subsidiary to execute a Subsidiary Guaranty (or a supplement thereto) and each applicable Loan Document in favor of the Secured Parties. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its and its U.S. Subsidiaries' assets and properties as the Administrative Agent or the Required Lenders shall designate, it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and its U.S. Subsidiaries (including real and other properties acquired subsequent to the Effective
Date). Such Liens will be created under the Loan Documents in form and substance satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

SECTION VII.1.9. Hedging Obligations. Within 180 days following the Closing Date, the Borrower will enter into, and thereafter maintain or cause to be maintained in effect, interest rate swap, cap, collar or similar arrangements for a minimum period of three years and otherwise on terms and conditions reasonably satisfactory to the Arranger and the Administrative Agent, which arrangements shall at all times effectively limit the amount of Indebtedness bearing interest at a floating rate to no more than 50% of the aggregate principal amount of Total Debt outstanding as of any date of determination.

SECTION VII.2.  Negative Covenants.  Each of the Parent and the
Borrower covenants and agrees with each Secured Party that, until the Termination Date has occurred, the Parent and the Borrower will, and will cause their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION VII.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity except the ICP Business, servicing customers in business markets for local exchange, long distance, internet and high-speed data services and other business activities reasonably incidental thereto.

SECTION VII.2.2. Indebtedness. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a)  Indebtedness in respect of the Obligations;

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Effective Date (as such amount has been reduced following the Effective Date);

(d) unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;


(e) Indebtedness in respect of Capitalized Lease Liabilities; provided, that the aggregate amount of all Indebtedness outstanding pursuant to this clause shall not exceed, (x) for that portion of the 2000 Fiscal Year remaining after the Effective Date through (and including) the last day of the 2001 Fiscal Year, $60,000,000, and
(y) for each Fiscal Year thereafter, the amount set forth below opposite such Fiscal Year:

	      Fiscal Year     	Capitalized Lease Amount

	2002		$100,000,000
	2003		$125,000,000
	2004		$165,000,000
	2005		$195,000,000
	2006		$205,000,000
	2007		$205,000,000
	2008		$220,000,000;

(f) (i) in respect of industrial revenue bonds or other similar governmental or municipal bonds and (ii) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of the Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of the Borrower and its Subsidiaries (provided, that such Indebtedness is incurred within 60 days of the acquisition of such property), provided that the aggregate amount of Indebtedness at any time outstanding pursuant to the foregoing clauses (i) and (ii) shall not exceed $500,000;

(g) unsecured Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary, which Indebtedness shall, if payable to the Borrower or a U.S. Subsidiary, be evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent, duly executed and delivered in pledge to the Administrative Agent pursuant to a Loan Document, and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided, that only the amount repaid in part shall be discharged);

(h) unsecured Indebtedness (not evidenced by a note or other instrument) of the Borrower owing to a Subsidiary that has previously executed and delivered to the Administrative Agent the Intercompany Subordination Agreement;

(i) unsecured Contingent Liabilities of the Borrower and the Subsidiary Guarantors in respect of the Subordinated Debt of the Parent, but only if such Contingent Liabilities are subordinated to the Obligations on substantially the same terms as the Subordinated Debt of the Parent is subordinated to the Obligations and refinancings of such Contingent Liabilities which continue to satisfy the terms of the definition of "Subordinated Debt";


(j) Indebtedness of a Person existing at the time such Person became a Subsidiary of the Borrower in an amount not to exceed $1,000,000, but only to the extent that such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary; and

(k) other Indebtedness of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $3,000,000;

provided, however, that no Indebtedness otherwise permitted by clause (c),
(e), (f), (j), or (k) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION VII.2.3. Liens. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a)  Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c)  Liens existing as of the Effective Date and disclosed in
Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness; provided, that no such Lien shall encumber any additional property or assets and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);

(d) Liens securing Indebtedness of the type permitted under clauses (e) and (f) of Section 7.2.2; provided, that (i) such Lien is granted within 90 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) and
(iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e)  Liens securing Indebtedness permitted by clause (i) of
Section 7.2.2; provided, that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;


(g) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h) judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books; and

(k) restrictions on the transfer of any assets of any of the Consolidated Group imposed by any License or by any Communications Law, in either case binding on or affecting any such member of the Consolidated Group.

SECTION VII.2.4. Financial Condition and Operations. (a) During the period from the Effective Date through (and including) March 31, 2001, neither the Parent nor the Borrower will permit any of the events set forth below to occur.

(i) Maximum Total Debt to ALE Ratio. Neither the Borrower nor the Parent will permit the Total Debt to ALE Ratio as of the last day of any Fiscal Quarter to be greater than $575:1.

(ii) Minimum ALEs Installed and Billed. Neither the Borrower nor the Parent will permit the aggregate number of ALEs installed and billed as of the last day of any Fiscal Quarter set forth below to be less than the amount set forth opposite such Fiscal Quarter:



Fiscal Quarter           ALEs

March 31, 2000          260,000

June 30, 2000           300,000

September 30, 2000      350,000

December 31, 2000       390,000

March 31, 2001          430,000

(iii) Minimum Revenue. Neither the Borrower nor the Parent will permit the revenue received by the Consolidated Group as of the last day of any Fiscal Quarter set forth below to be less than the amount set forth opposite such Fiscal Quarter:


Fiscal Quarter          Revenue

March 31, 2000       $40,000,000

June 30, 2000        $47,500,000

September 30, 2000    $55,000,000

December 31, 2000     $62,500,000

March 31, 2001         $70,000,000

(iv)  Minimum Consolidated EBITDA.  Neither the Borrower nor the
Parent will permit the Consolidated EBITDA as of the last day of any Fiscal Quarter set forth below to be less than the amount set forth opposite such Fiscal Quarter:


Period                Consolidated EBITDA

March 31, 2000         ($5,400,000)

June 30, 2000           ($3,700,000)

September 30, 2000      ($1,600,000)

December 31, 2000        $200,000

March 31, 2001           $5,400,000

provided, however, that, upon the consummation of a Permitted Acquisition, the amounts set forth in clauses (a)(ii) and (a)(iii) above (for and after the Fiscal Quarter most recently ended immediately prior to such acquisition) shall be increased by the aggregate number of ALEs installed and billed (if any) and the revenue of the Person acquired for such period, as applicable.


(b) During the period from April 1, 2001 through (and including) the Stated Maturity Date for Term B Loans, neither the Parent nor the Borrower will permit any of the events set forth below to occur.

(i)  Maximum Total Leverage Ratio.  Neither the Parent nor the
Borrower will permit the Total Leverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:


                                                       Total
Period                                          Leverage Ratio

04/01/01 through (and including) 06/30/01          7.75:1

07/01/01 through (and including) 09/30/01          5.75:1

10/01/01 through (and including) 12/31/01          4.75:1

01/01/02 and thereafter                            4.00:1

(ii) Minimum Pro Forma Debt Service Coverage Ratio. Neither the Parent nor the Borrower will permit the Pro Forma Debt Service Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:



Period                                        Pro Forma Debt
                                               Service Coverage Ratio

01/01/02 through (and including) 12/31/02         1.00:1

01/01/03 through (and including) 09/30/03         1.15:1

10/01/03 and thereafter                           2.00:1

(iii) Minimum Interest Coverage Ratio. Neither the Parent nor the Borrower will permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:




Period                                            Interest
                                                  Coverage Ratio

04/01/01 through  (and including) 06/30/01         1.40:1

07/01/01 through (and including) 09/30/01           1.90:1

10/01/01 through (and including) 03/31/02           2.25:1

04/01/02 and thereafter                             3.00:1

SECTION VII.2.5. Investments. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)  Investments existing on the Effective Date and identified in
Item 7.2.5(a) of the Disclosure Schedule;

(b)  Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments by way of contributions to capital or purchases of Capital Securities (i) by the Borrower in any Subsidiaries or by any Subsidiary in other Subsidiaries or (ii) by any Subsidiary in the Borrower;

(e) Investments of the type permitted pursuant to clauses (g) and (h) of Section 7.2.2;

(f)  Investments constituting (i) accounts receivable arising,
(ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g)  Investments in respect of Permitted Acquisitions;

(h) Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.2.10; and


(i) other Investments in an amount not to exceed $2,000,000 during the term of this Agreement;

provided, however, that

(j) any Investment which when made complies with the requirements of clauses (a), (b) or (c) of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(k)  no Investment otherwise permitted by clauses (d)(i), (g),
(h) or (i) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

SECTION VII.2.6. Restricted Payments, etc. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by Subsidiaries to the Borrower or wholly-owned Subsidiaries; provided, however, that, notwithstanding the foregoing, the Borrower may declare, pay and make Restricted Payments in any Fiscal Year (commencing with the 2001 Fiscal Year) to the extent the aggregate amount of such Restricted Payments to be made during such Fiscal Year does not exceed the amount of the Excess Cash Flow for the immediately preceding Fiscal Year not otherwise required to be applied to a mandatory prepayment of the Loans pursuant to clause (g) of Section 3.1.1; provided further, however, that the Borrower may make any Restricted Payment permitted pursuant to this Section only so long as

(a)  both before and after giving effect to any such Restricted
Payment, no Default shall have occurred and be continuing; and

(b)  the Borrower shall have delivered to the Administrative
Agent (A) financial statements prepared on a pro forma basis giving effect to such Restricted Payment for the period of four consecutive Fiscal Quarters ending with the Fiscal Quarter most recently ended for which financial statements and the Compliance Certificate relating thereto have been delivered to the Administrative Agent pursuant to
Section 7.1.1 and (B) a certificate executed by an Authorized Officer of the Borrower demonstrating that the financial results reflected in such financial statements would comply with the requirements of
Section 7.2.4 for the Fiscal Quarter in which such Restricted Payment is to be made.


SECTION VII.2.7. Capital Expenditures, etc. Subject (in the case of Capitalized Lease Liabilities) to clause (e) of Section 7.2.2, the Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year (beginning with the 2001 Fiscal
Year) which in the aggregate do not exceed, (a) for that portion of the 2000 Fiscal Year remaining after the Effective Date through (and including) the last day of the 2001 Fiscal Year, $90,000,000, and (b) for each Fiscal Year thereafter, the amount set forth below opposite such Fiscal Year:

		          Capital
	      Fiscal Year     	Expenditure Amount

	2002		$115,000,000
	2003		$150,000,000
	2004		$190,000,000
	2005		$220,000,000
	2006		$220,000,000
	2007		$220,000,000
	2008		$220,000,000;

provided, however, that, to the extent the amount of Capital Expenditures permitted to be made in any Fiscal Year pursuant to this Section exceeds the aggregate amount of Capital Expenditures actually made during such Fiscal Year, such excess amount (up to an aggregate of 50% of the amount of Capital Expenditures permitted for such Fiscal Year, without giving effect to this proviso) may be carried forward to (but only to) the next succeeding Fiscal Year (any such amount to be certified by the Parent to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to the Borrower and its Subsidiaries using the amount of Capital Expenditures permitted by this Section in such succeeding Fiscal Year, without giving effect to such carry-forward); provided further, however, that the amounts set forth in the table above for each of the remaining Fiscal Years shall each be increased (on a pro rata basis) by an amount equal to the Net Equity Proceeds not otherwise required to be applied to a mandatory prepayment of the Loans pursuant to clause (h) of Section 3.1.1 less the amount of any such Net Equity Proceeds used as consideration for any Permitted Acquisition permitted pursuant to clause (g) of Section 7.2.5.

SECTION VII.2.8. Issuance of Capital Securities. The Borrower will not, and will not permit any of its Subsidiaries to,

(a) issue any Capital Securities (whether for value or otherwise) to any Person other than, (i) in the case of Subsidiaries, to the Borrower or another wholly-owned Subsidiary, (ii) in the case of the Borrower, to the Parent, or

(b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Securities of any member of the Consolidated Group or any option, warrant or other right to acquire any such Capital Securities.


SECTION VII.2.9.  Consolidation, Merger, etc. The Parent and the
Borrower will not, and will not permit any of their respective Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except

(a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary (provided, however, that a Subsidiary Guarantor may only liquidate or dissolve into, or merge with and into, the Borrower or another Subsidiary Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary (provided, however, that the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by the Borrower or another Subsidiary Guarantor); provided further, that in no event shall any Pledged Subsidiary consolidate with or merge with and into any Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein; and

(b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may (to the extent permitted by clause (g) of Section 7.2.5) purchase all or substantially all of the assets or Capital Securities of any Person (or any division thereof), or acquire such Person by merger.

SECTION VII.2.10. Permitted Dispositions. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, Dispose of any of the Parent's, the Borrower's or such Subsidiaries' assets (including accounts receivable and Capital Securities of the Borrower and its Subsidiaries) to any Person in one transaction or a series of transactions unless:

(a) such Disposition is of inventory or of obsolete or worn-out equipment, in each case Disposed of in the ordinary course of its business;

(b)  such Disposition is permitted by Section 7.2.9; or

(c) (inclusive of any sales made in accordance with Section 7.2.15) (i) such Disposition is for not less than the fair market value of the assets to be Disposed, (ii) the consideration received by the Parent, the Borrower or such Subsidiary consists of at least 80% cash, (iii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed pursuant to this clause since the Closing Date, does not exceed (individually or in the aggregate) $10,000,000 during the term of this Agreement, and (iv) an amount equal to the Net Disposition Proceeds received from such Disposition are applied in accordance with clause (f) of Sections 3.1.1.

SECTION VII.2.11. Amendment of Organic Documents. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, amend, supplement or otherwise modify, or permit, consent or suffer to occur any amendment, supplement or modification of any terms or provisions contained in, or applicable to, any Organic Document of any such Person if the effect thereof is to impair, or is in any manner adverse to, the rights, interests or obligations of any Secured Party under any Loan Document.

SECTION VII.2.12. Modification of Certain Agreements. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in any Subordinated Debt Documents, other than any amendment, supplement, waiver or modification for which no fee is payable to the holders of the Subordinated Debt and which
(i) extends the date or reduces the amount of any required repayment, prepayment or redemption of the principal of such Subordinated Debt,
(ii) reduces the rate or extends the date for payment of the interest, premium (if any) or fees payable on such Subordinated Debt or (iii) makes the covenants, events of default or remedies in such Subordinated Debt Documents less restrictive on the Parent.

SECTION VII.2.13. Transactions with Affiliates. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of their respective Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Parent, the Borrower or such Subsidiary than it could obtain in an arm's-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of the Parent, the Borrower or such Subsidiary with a Person that is not one of its Affiliates.

SECTION VII.2.14.  Restrictive Agreements, etc. The Parent and the
Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any agreement prohibiting

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document or (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clauses (e) and (f) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness.


SECTION VII.2.15. Sale and Leaseback. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person, except to extent that (a) the aggregate consideration received by the Parent, the Borrower or any such Subsidiary, as applicable, in connection with all such agreements and arrangements would not exceed $2,000,000 in the aggregate during the term of this Agreement and
(b) the provisions of Section 7.2.10 shall have been complied with.

SECTION VII.2.16. Foreign Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, the Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to, organize or acquire any Foreign Subsidiaries.

SECTION VII.2.17. No Prepayment of Subordinated Debt. The Parent and the Borrower will not, and will not permit any of their respective Subsidiaries to,

(a) make any payment or prepayment of principal of, or premium or interest on, any Subordinated Debt (i) other than the stated, scheduled date for payment of interest set forth in the applicable Subordinated Debt Documents, or (ii) which would violate the terms of this Agreement or the applicable Subordinated Debt Documents;

(b) redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.

Furthermore, no member of the Consolidated Group will designate any Indebtedness other than the Obligations as "Designated Senior Debt" (or any analogous term) in any Subordinated Debt Document.


SECTION VII.2.18. Activities of the Parent. Notwithstanding any other provisions of this Agreement to the contrary, the Parent will not engage in any business activity other than its continuing ownership of the all of the Capital Securities of the Borrower and its compliance with (i) the obligations applicable to it under the Loan Documents and (ii) any applicable laws, rules, regulations and orders imposed upon it by any applicable Governmental Authority (including the SEC). Without limiting the generality of the immediately preceding sentence, the Parent will not (a) create, incur, assume or suffer to exist any Indebtedness (other than Indebtedness in respect of (x) unsecured Subordinated Debt of the Parent to be incurred by the Parent pursuant to the terms of the Subordinated Debt Documents in a principal amount not to exceed $150,000,000 (unless the Required Lenders shall otherwise consent) and refinancings of such Subordinated Debt which continue to satisfy the terms of the definition of "Subordinated Debt", and
(y) the guaranty contained in Article IX), (b) create, assume, or suffer to exist any Lien upon, or grant any options or other rights with respect to, any of its revenues, property or other assets, whether now owned or hereafter acquired (other than pursuant to the Loan Documents), (c) wind-up, liquidate or dissolve itself (or suffer to exist any of the foregoing), consolidate or amalgamate with or merge into or with any other Person, issue stock, or convey, sell, transfer, lease or otherwise dispose of all or any part of its assets, in one transaction or a series of transactions, to any Person or Persons, (d) create, incur, assume or suffer to exist any Investment in any Person other than as provided in clause (a) of Section 7.2.5 or (e) permit to be taken any action that would result in a Change in Control. The Parent agrees not to commence or cause the commencement of any of the actions described in clauses (b), (c) or (d) of Section 8.1.9 of this Agreement with respect to any of its Subsidiaries.


	ARTICLE VIII
	EVENTS OF DEFAULT

SECTION VIII.1. Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an "Event of Default".

SECTION VIII.1.1. Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of

(a) any principal of any Loan, or any Reimbursement Obligation or any deposit of cash for collateral purposes pursuant to
Section 2.6.4; or

(b) any interest on any Loan, any fee described in Article III or any other monetary Obligation, and such default shall continue unremedied for a period of three days after such amount was due.

SECTION VIII.1.2. Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.

SECTION VIII.1.3.  Non-Performance of Certain Covenants and
Obligations. The Borrower or the Parent, as applicable, shall default in the due performance or observance of any of its obligations under Section 7.1.1,
Section 7.1.7 or Section 7.2 or any Obligor shall default in the due performance or observance of its obligations under (i) Article IV of the Subsidiary Guaranty, (ii) Article IV of a Pledge Agreement.

SECTION VIII.1.4.  Non-Performance of Other Covenants and Obligations.
Any Obligor shall default in the due performance and observance of any agreement contained in any Loan Document (other than those articles and sections of the certain Loan Documents specifically enumerated in
Section 8.1.3) executed by it, and such default shall continue unremedied for a period of 30 days after such Obligor has actual knowledge thereof or notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender.

SECTION VIII.1.5. Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1) of any member of the Consolidated Group or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $2,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

SECTION VIII.1.6. Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $2,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the any member of the Consolidated Group or any other Obligor and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

SECTION VIII.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan

(a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or

(b)  a contribution failure occurs with respect to any Pension
Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

SECTION VIII.1.8. Change in Control. Any Change in Control shall occur.

SECTION VIII.1.9.  Bankruptcy, Insolvency, etc. Any member of the
Consolidated Group or any other Obligor shall

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;


(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that the Borrower, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Borrower, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

SECTION VIII.1.10. Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

SECTION VIII.1.11. Failure of Subordination. Unless otherwise waived or consented to by the Administrative Agent, the Lenders and the Issuers in writing, the subordination provisions relating to any Subordinated Debt (the "Subordination Provisions") shall fail to be enforceable by the Administrative Agent, the Lenders and the Issuers in accordance with the terms thereof, or the monetary Obligations shall fail to constitute "Senior Indebtedness" (or similar term) referring to the Obligations; or any member of the Consolidated Group shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the Issuers or
(iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

SECTION VIII.1.12.  Loss of Material License. Any member of the
Consolidated Group shall lose or have terminated or expired a material
License.

SECTION VIII.1.13. Regulations, etc. Any federal, state, provincial or local statute, regulation or ordinance or judicial or administrative decision or order having a material effect or relating to the operation of the Network Facilities and the conduct of their ICP Business by the Borrower and its Subsidiaries (including any statues, decisions or orders affecting long distance telecommunication resellers generally and not directed against the Borrower or any of its Subsidiaries specifically) have been issued or adopted (or have been proposed) and which could reasonably be expected to have a Material Adverse Effect.

SECTION VIII.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.

SECTION VIII.3. Action if Other Event of Default. (a) If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrower shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings.


(b) Without limiting the generality of the foregoing or limiting in any way the rights of the Secured Parties under any Loan Document or otherwise under applicable law, at any time after the occurrence, and during the continuance, of any Event of Default arising under clause (a) of
Section 8.1.1, or anytime after the acceleration of the Loans, the Administrative Agent, at the direction of the Required Lenders, shall be entitled to apply for and have a receiver or receiver and manager appointed under state or Federal law of the United States by a court of competent jurisdiction in any action taken by any of the Secured Parties to enforce their rights and remedies hereunder and under any Loan Document in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral and continue the operation of the businesses of the Borrower and its Subsidiaries, and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership, including the compensation of the receiver, and to the payment of the Obligations as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated. Each of the Parent and the Borrower (for itself and, with all due authority, each of its Subsidiaries) hereby irrevocably consents to and waives any right to object to or otherwise contest the appointment of a receiver as provided above.
Each of the Parent and the Borrower (for itself and, with all due authority, each of its Subsidiaries) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, acknowledges that the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by the Secured Parties in connection with the enforcement of their rights and remedies hereunder and under any Loan Document, and the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing the Secured Parties to make (and commit to make) the Credit Extensions to the Borrower; and agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments in connection with the foregoing and to cooperate fully with the Secured Parties in connection with the assumption and exercise of control by the receiver over all or any portion of the Collateral.


	ARTICLE IX
	GUARANTY

SECTION IX.1. Guaranty. The Parent hereby absolutely, unconditionally and irrevocably

(a) guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations of each Obligor now or hereafter existing, whether for principal, interest (including interest accruing at the then applicable rate provided in this Agreement after the occurrence of any Default set forth in Section 8.1.9, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws), fees, Reimbursement Obligations, expenses or otherwise (including all such amounts which would become due but for the operation of the automatic stay under
Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. 362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. 502(b) and 506(b)); and

(b) indemnifies and holds harmless each Secured Party for any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by such Secured Party in enforcing any rights hereunder;

This obligations of the Parent pursuant to this Article (the "Guarantee Obligations") constitute a guaranty of payment when due and not of collection, and the Parent specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of the Parent hereunder.


SECTION IX.2. Reinstatement, etc. The Parent hereby agrees that the Guarantee Obligations shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is invalidated, declared to be fraudulent or preferential, set aside, rescinded or must otherwise be restored by any Secured Party, including upon the occurrence of any Default set forth in Section 8.1.9 or otherwise, all as though such payment had not been made.

SECTION IX.3. Acceleration of Guaranty. The Parent agrees that, in the event of the dissolution or insolvency of any Obligor (including the Parent), or the inability or failure of any Obligor (including the Parent) to pay debts as they become due, or an assignment by any Obligor (including the Parent) for the benefit of creditors, or the commencement of any case or proceeding in respect of any Obligor (including the Parent) under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of each Obligor (including the Parent) may not then be due and payable, the Parent agrees that it will pay to the Secured Parties forthwith the full amount which would be payable hereunder by the Parent if all such Obligations were then due and payable.

SECTION IX.4.  Setoff.  The Parent hereby irrevocably authorizes each
Secured Party, without the requirement that any notice be given to the Parent (such notice being expressly waived by the Parent), upon the occurrence and during the continuance of any Default described in Section 8.1.9 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, to setoff and appropriate and apply to the payment of the Obligations (whether or not then due, and whether or not any Secured Party has made any demand for payment of the Obligations), any and all balances, claims, credits, deposits (general or special, time or demand, provisional or final), accounts or money of the Parent then or thereafter maintained with such Secured Party (but only to the extent of any amounts constituting proceeds of Collateral received by the Parent at any time after the occurrence and during the continuance of any Default described in Section 8.1.9 or upon the occurrence and during the continuance of any other Event of Default); provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees to notify the Parent and the Administrative Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

SECTION IX.5. Waiver, etc. The Parent hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and the Guarantee Obligations and any requirement that any Secured Party exhaust any right or take any action against any Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

SECTION IX.6.  Guaranty Absolute.  All rights of the Administrative
Agent and the benefits granted to the Administrative Agent hereunder, and all obligations of the Parent hereunder, shall be absolute and unconditional, irrespective of:


(a)  any lack of validity or enforceability of any Loan Document;

(b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (ii) to exercise any right or remedy against any guarantor of, or collateral securing, any Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligations;

(d) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Parent hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(e) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of any Loan Document;

(f)  any addition, exchange or release or of any collateral
(including the Collateral) or any Person that is (or will become) a guarantor of the Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release of or addition to, or consent to departure from, any guaranty, held by any Secured Party securing any of the Obligations; or

(g) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of any Obligor, any surety or any guarantor.


SECTION IX.7. Postponement of Subrogation, etc. The Parent hereby agrees that it will not exercise any rights which it may acquire by reason of any payment made under this Article, whether by way of subrogation, reimbursement or otherwise, until the Termination Date. Any amount paid to the Parent on account of any payment made under this Article prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Secured Parties and credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement; provided, however, that if the Parent has made payment to the Secured Parties of all or any part of the Obligations, and the Termination Date has occurred, then at the Parent's request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of the Parent, execute and deliver to the Parent appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Parent of an interest in the Obligations resulting from such payment. In furtherance of the foregoing, at all times prior to the Termination Date, the Parent shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made hereunder to any Secured Party.


	ARTICLE X
	AGENCY

SECTION X.1.  Actions.  Each Lender hereby appoints TD as its
Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent and the Arranger, pro rata according to such Lender's proportionate Total Exposure Amount (which, for any period after the Stated Maturity Date, shall mean the Total Exposure Amount on the Stated Maturity Date), from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Administrative Agent or the Arranger, as the case may be, in any way relating to or arising out of any Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent or the Arranger, as the case may be, is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent's or the Arranger's gross negligence or wilful misconduct. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in the Administrative Agent's determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.


SECTION X.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 5:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate (for the first two Business Days after which such amount has not been repaid, and thereafter at the interest rate applicable to Loans comprising such Borrowing.

SECTION X.3.  Exculpation.  Neither the Administrative Agent, the
Arranger nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under any Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Obligations. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believe to be genuine and to have been presented by a proper Person.


SECTION X.4. Successor. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000; provided, however, that if, the retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 11.3 and Section 11.4 shall continue to inure to its benefit.

SECTION X.5. Loans by TD. TD shall have the same rights and powers with respect to the (a) Loans made by it or any of its Affiliates, and
(b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent. TD and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if TD were not an Agent hereunder.

SECTION X.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Administrative Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents.

SECTION X.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required to be given to the Administrative Agent by the Borrower or the Parent pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrower or the Parent). The Administrative Agent will distribute to each Lender each document or instrument received from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.


SECTION X.8.  Reliance by Administrative Agent.  The Administrative
Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Rate Protection Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Rate Protection Agreement. Unless they have actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Administrative Agent, in acting in such capacity under the Loan Documents, shall be entitled to assume that no Rate Protection Agreements or Obligations in respect thereof are in existence or outstanding between any Secured Party and any Obligor.

SECTION X.9. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 11.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.


	ARTICLE XI
	MISCELLANEOUS PROVISIONS

SECTION XI.1. Waivers, Amendments, etc. The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower, the Parent and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:

(a)  modify this Section without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender's Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.2 and Section 8.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c) reduce the principal amount of or rate of interest on any Lender's Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender's Loans, in each case without the consent of such Lender;


(d)   amend, modify or waive the provisions of clause (e), (f),
(g) or (h) of Section 3.1.1 or clause (b) of Section 3.1.2, in any case in such a manner as to adversely affect the rights of the Lenders participating in any particular Tranche differently from the rights of Lenders participating in any other Tranche without the consent of the Lenders holding more than 50% of the aggregate amount of Loans outstanding under the Tranche or Tranches adversely affected by such amendment, modification or waiver;

(e)  reduce the amount or extend the date of any mandatory
Commitment reductions otherwise required pursuant to Section 2.2.2, in each case without the consent of all Lenders;

(f) reduce the percentage set forth in the definition of "Required Lenders", or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(g) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;

(h) except as otherwise expressly provided in a Loan Document, release (i) the Borrower from its Obligations under the Loan Documents, the Parent from its obligations under this Agreement or the Parent Pledge Agreement, or any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders; or

(i) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or any Issuer (in its capacity as Issuer), unless consented to by the Administrative Agent or such Issuer, as the case may be.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. All rights and remedies provided for in this Agreement are cumulative, and not exclusive of rights and remedies provided by law. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.


SECTION XI.2. Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule II hereto, and if to a Lender or Issuer to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York time.

SECTION XI.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all expenses of the Administrative Agent (including the reasonable fees, out-of-pocket expenses and other charges of Mayer, Brown & Platt, counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent) in connection with

(a) the negotiation, preparation, execution and delivery and ongoing administration of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document and any legal advice in connection with any of the foregoing as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and

(b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Loan Document; and

(d) the periodic review (at reasonable times and intervals) of the Collateral (including any audits of the same); and

(e)  the syndication of the Commitments and Loans.

Furthermore, the Borrower agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrower also agrees to reimburse each Secured Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses of counsel to each Secured Party) incurred by such Secured Party in connection with
(x) the negotiation of any restructuring or "work-out" with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations (including the Obligations of the Parent under Article IX). The Borrower further agrees to reimburse the Administrative Agent upon demand for all other administrative, audit and monitoring expenses incurred after the occurrence of an Event of Default in connection with the Loan Documents.

SECTION XI.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit
Extension, including all Indemnified Liabilities arising in connection with the Refinancing;

(b) the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Credit
Extension, provided that any such action is resolved in favor of such Indemnified Party);

(c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;

(d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(f) each Lender's Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender's Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);


except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor's obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION XI.5.  Survival.  The obligations of the Borrower under
Sections 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 11.3 and 11.4) and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

SECTION XI.6. Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION XI.7. Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

SECTION XI.8.  Execution in Counterparts, Effectiveness, etc. This
Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Parent, the Borrower, the Administrative Agent and each Lender (or notice thereof satisfactory to the Administrative Agent), shall have been received by the Administrative Agent.


SECTION XI.9.  Governing Law; Entire Agreement.  EACH LOAN DOCUMENT
(OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO LAWS OR RULES ARE DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98--INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE "ISP RULES")) AND, AS TO MATTERS NOT GOVERNED BY THE ISP RULES, THE INTERNAL LAWS OF THE STATE OF NEW YORK. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto, except for the second and third paragraphs of the Commitment Letter, which paragraphs shall expressly survive execution and delivery of this Agreement and shall continue to be effective in accordance with the terms thereof.

SECTION XI.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders.

SECTION XI.11. Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with this the terms set forth below.

SECTION XI.11.1.  Assignments.  Any Lender, pursuant to a Lender
Assignment Agreement,

(a)  with the consent of the Borrower and the Administrative
Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall not be required during the continuation of an Event of Default) may at any time assign and delegate to one or more Eligible Assignees; and

(b) upon notice to the Borrower and the Administrative Agent, upon the Administrative Agent's acknowledgment on a Lender Assignment Agreement, may assign and delegate to any of its Affiliates or to any other Lender;


(each Person described in either of the foregoing clauses as being (x) the Person who is making such assignment and delegation, being hereinafter referred to as an "Assignor Lender" and (y) the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's Loans, Letter of Credit Outstandings and Commitments in a minimum aggregate amount of (i) $5,000,000, in the case of such Lender's Revolving Loans (together with Letter of Credit Outstandings), Term A Loans and applicable Commitments, (ii) $1,000,000, in the case of such Lender's Term B Loans and applicable Commitment or (iii) in any case, if less, the entire remaining amount of such Lender's Loans, Letter of Credit Outstandings and Commitments. Each Obligor and the Administrative Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned and delegated to an Assignee Lender until

(c)  notice of such assignment and delegation, together with
(i) payment instructions, (ii) the Internal Revenue Service forms or other statements contemplated or required to be delivered pursuant to
Section 4.6, if applicable, and (iii) addresses and related information with respect to such Assignee Lender, shall have been delivered to the Borrower and the Administrative Agent by such Assignor Lender and such Assignee Lender;

(d) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment
Agreement, accepted by the Administrative Agent; and

(e)  the processing fees described below shall have been paid.


From and after the date that the Administrative Agent accepts such Lender Assignment Agreement and such assignment is registered with Register pursuant to clause (b) of Section 2.7, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender under the Loan Documents, and
(y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Administrative Agent has received and accepted an executed Lender Assignment Agreement (and if requested by the Assignee Lender), but subject to clause (c), the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender's assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder (and if requested by such Lender), a replacement Note in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Note. The Assignor Lender shall mark each predecessor Note "exchanged" and deliver each of them to the Borrower. Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement. Such Assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Administrative Agent upon delivery of any Lender Assignment Agreement; provided, that no such processing fee shall be required in connection with any such assignment and delegation (i) by a Lender to its Affiliate or to a Related Fund, (ii) by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee) or (iii) if the non-payment of the processing fee is otherwise consented to by the Administrative Agent. Any attempted assignment and delegation not made in accordance with this Section shall be null and void. Notwithstanding anything to the contrary set forth above, any Lender may (without requesting the consent of the Borrower or the Administrative Agent) pledge its Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

SECTION XI.11.2. Participations. Any Lender may sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitments or other interests of such Lender hereunder; provided, however, that

(a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations under any Loan Document;

(b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

(c) each Obligor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under each Loan Document;

(d) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clauses (a), (b), (c), or (f) of
Section 11.1 with respect to Obligations participated in by such Participant;

(e) the Borrower shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold;

(f) such Lender shall, as agent of the Borrower solely for the purpose of this Section, record in book entries maintained by such Lender the name of its Participants and the amount such Participant's are entitled to receive in respect of any participating interests sold pursuant to this Section; and

(g) such participating interests shall be in a minimum aggregate amount of (i) $5,000,000, in the case of such Lender's Revolving Loans (together with Letter of Credit Outstandings), Term A Loans and applicable Commitments, (ii) $1,000,000, in the case of such Lender's Term B Loans and applicable Commitment or (iii) in any case, if less, the entire remaining amount of such Lender's Loans, Letter of Credit Outstandings and Commitments.

The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 7.1.1, 11.3 and 11.4, shall be considered a Lender. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrower for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Administrative Agent from and against any taxes, penalties, interest or other costs or losses (including reasonable attorneys' fees and expenses) incurred or payable by the Borrower or the Administrative Agent as a result of the failure of the Borrower or the Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or the Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Administrative Agent or such Lender, and did in fact so deliver, a duly completed and valid Form W-8BEN or W-8ECI (or applicable successor form) entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes.

SECTION XI.12. Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION XI.13. Availability of Loans. Notwithstanding any other provisions of this Agreement to the contrary, (i) on the Closing Date, $100,000,000 in an aggregate principal amount of Loans (consisting of $75,000,000 of Term B Loans and up to $25,000,000 of Revolving Loans) shall be made available to the Borrower, and (ii) following the Closing Date and at such time as the Parent shall have received at least $75,000,000 in the aggregate of Net Equity Proceeds and shall have made a cash equity contribution of such Net Equity Proceeds to the Borrower, $50,000,000 of the Term A Loan Commitment Amount shall be made available to the Borrower. Following the events set forth in clauses (i) and (ii), all or certain portions of the remaining Revolving Loan Commitment Amount and Term A Loan Commitment Amount shall be made available to the Borrower but only up to an amount such that, after giving effect to the syndication of a sufficient amount of the Total Exposure Amount to other Lenders, TDSI and/or certain of its Affiliates has no more than $40,000,000 of the Total Exposure Amount.


SECTION XI.14.  Forum Selection and Consent to Jurisdiction.  ANY
LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, ANY ISSUER, THE PARENT OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF
NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARENT AND THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 11.2. EACH OF THE PARENT AND THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EITHER THE PARENT OR THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PERSON HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION XI.15.  Waiver of Jury Trial.  THE ADMINISTRATIVE AGENT, EACH
LENDER, EACH ISSUER, THE PARENT AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER, THE PARENT OR THE BORROWER IN CONNECTION THEREWITH. EACH OF THE PARENT AND THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


CTC COMMUNICATIONS CORP.
By:________________________________
_
      Title:

CTC COMMUNICATIONS GROUP, INC.

By:________________________________
_
      Title:

TORONTO DOMINION (TEXAS), INC.,
  as the Administrative Agent

By:________________________________
_
      Title:

TORONTO DOMINION (TEXAS), INC.,
  as Lender


By:________________________________
_
      Title:

                                  SCHEDULE I


	DISCLOSURE SCHEDULE TO CREDIT AGREEMENT


ITEM 6.6.	Material Adverse Change.


ITEM 6.7.	Litigation.


ITEM 6.8.	Existing Subsidiaries.


ITEM 6.11.	Employee Benefit Plans.


ITEM 6.12.	Environmental Matters.


ITEM 6.15.	Interconnection Agreements.


ITEM 6.16.	Licenses.


ITEM 7.2.2(b)             Indebtedness to be Paid.

CREDITOR	OUTSTANDING PRINCIPAL AMOUNT



ITEM 7.2.3(c)	Ongoing Liens.


ITEM 7.2.5(a)	Ongoing Investments.

SCHEDULE II

PERCENTAGES AND
ADMINISTRATIVE INFORMATION


Borrower:
CTC Communications Corp.
220 Bear Hill Road
Waltham, Massachusetts 02451
Facsimile No.: (781) 890-1613
Attn: Mr. John Pittenger

Parent:
CTC Communications Group, Inc.
220 Bear Hill Road
Waltham, Massachusetts 02451
Facsimile No.: (781) 890-1613
Attn: Mr. John Pittenger

Administrative Agent:
Toronto Dominion (Texas), Inc.
909 Fannin Street, Suite 1700
Houston, Texas 77010
Facsimile No.: (713) 951-9921
Attn: Mr. Jeffrey Lents

Lender Name      Revolving Loan      Term A Loan    Term B Loan
                 Commitment          Commitment       Commitment
                Percentages         Percentages      Percentages
Toronto Dominion     100%             100%             100%
(Texas), Inc.

Domestic Office and LIBOR Office:
Toronto Dominion (Texas), Inc.
909 Fannin Street, Suite 1700
Houston, Texas 77010
Facsimile No.: (713) 951-9921
Attn: Mr. Jeffrey Lents

	TABLE OF CONTENTS
Section	Page

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.1.	Defined Terms	1
1.2.	Use of Defined Terms	32
1.3.	Cross-References	32
1.4.	Accounting and Financial Determinations	32

ARTICLE II
COMMITMENTS, BORROWING AND ISSUANCEPROCEDURES, NOTES AND LETTERS OF
CREDIT
2.1.	Commitments	33
2.1.1.	Revolving Loan Commitment	33
2.1.2.	Letter of Credit Commitment	33
2.1.3.	Term Loan Commitments	34
2.2.	Reduction of the Commitment Amounts	34
2.2.1.	Optional	34
2.2.2.	Mandatory	34
2.3.	Borrowing Procedure	36
2.4.	Continuation and Conversion Elections	36
2.5.	Funding	37
2.6.	Issuance Procedures	37
2.6.1.	Other Lenders' Participation	37
2.6.2.	Disbursements	38
2.6.3.	Reimbursement	38
2.6.4.	Deemed Disbursements	38
2.6.5.	Nature of Reimbursement Obligations	39
2.7.	Register; Notes	40

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
3.1.	Repayments and Prepayments; Application	41
3.1.1.	Repayments and Prepayments	41
3.1.2.	Application	44
3.2.	Interest Provisions	45
3.2.1.	Rates	45
3.2.2.	Post-Default Rates	45
3.2.3.	Payment Dates	45
3.3.	Fees	46
3.3.1.	Commitment Fee	46
3.3.2.	Administrative Agent's Fee	46
3.3.3.	Letter of Credit Fees	46

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS
4.1.	LIBO Rate Lending Unlawful	47
4.2.	Deposits Unavailable	47
4.3.	Increased LIBO Rate Loan Costs, etc.	47
4.4.	Funding Losses	48
4.5.	Increased Capital Costs	48
4.6.	Taxes	49
4.7.	Payments, Computations, etc.	51
4.8.	Sharing of Payments	51
4.9.	Setoff	52

ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS
5.1.	Initial Credit Extension	53
5.1.1.	Resolutions, etc.	53
5.1.2.	Delivery of Notes	53
5.1.3.	Subsidiary Guaranty	53
5.1.4.	Pledge Agreements	53
5.1.5.	Intellectual Property	55
5.1.6.	Closing Date Certificate	55
5.1.7.	Solvency, etc.	55
5.1.8.	Opinions of Counsel	55
5.1.9.	Financial Information	55
5.1.10.	Filing Agent, etc.	56
5.1.11.	Insurance	56
5.1.12.	Necessary Authorizations	56
5.1.13.	Payment of Outstanding Indebtedness, etc.	56
5.1.14.	Financing Arrangements	57
5.1.15.	Closing Fees, Expenses, etc.	57
5.2.	All Credit Extensions	57
5.2.1.	Compliance with Warranties, No Default, etc.	57
5.2.2.	Credit Extension Request, etc.	57
5.2.3.	Satisfactory Legal Form	57

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
6.1.	Organization, etc.	58
6.2.	Due Authorization, Non-Contravention, etc.	58
6.3.	Government Approval, Regulation, etc.	58
6.4.	Validity, etc.	59
6.5.	Financial Information	59
6.6.	No Material Adverse Change	60
6.7.	Litigation, Labor Controversies, etc.	60
6.8.	Subsidiaries	60
6.9.	Ownership of Properties	60
6.10.	Taxes	60
6.11.	Pension and Welfare Plans	61
6.12.	Environmental Warranties	61
6.13.	Accuracy of Information	62
6.14.	Regulations U and X	62
6.15.	Communications Regulatory Matters	63
6.16.	Licenses	63
6.17.	Year 2000	64

ARTICLE VII
COVENANTS
7.1.	Affirmative Covenants	64
7.1.1.	Financial Information, Reports, Notices, etc.	64
7.1.2.	Maintenance of Existence; Compliance with Laws, etc.	66
7.1.3.	Maintenance of Properties	66
7.1.4.	Insurance	67
7.1.5.	Books and Records	67
7.1.6.	Environmental Law Covenant	67
7.1.7.	Use of Proceeds	68
7.1.8.	Future Subsidiary Guarantors, Security, etc.	68
7.1.9.	Hedging Obligations	69
7.2.	Negative Covenants	69
7.2.1.	Business Activities	69
7.2.2.	Indebtedness	69
7.2.3.	Liens	71
7.2.4.	Financial Condition and Operations	72
7.2.5.	Investments	75
7.2.6.	Restricted Payments, etc.	76
7.2.7.	Capital Expenditures, etc.	77
7.2.8.	Issuance of Capital Securities	78
7.2.9.	Consolidation, Merger, etc.	78
7.2.10.	Permitted Dispositions	79
7.2.11.	Amendment of Organic Documents	79
7.2.12.	Modification of Certain Agreements	79
7.2.13.	Transactions with Affiliates	79
7.2.14.	Restrictive Agreements, etc.	80
7.2.15.	Sale and Leaseback	80
7.2.16.	Foreign Subsidiaries	80
7.2.17.	No Prepayment of Subordinated Debt	80
7.2.18.	Activities of the Parent	81

ARTICLE VIII
EVENTS OF DEFAULT
8.1.	Listing of Events of Default	81
8.1.1.	Non-Payment of Obligations	81
8.1.2.	Breach of Warranty	82
8.1.3.	Non-Performance of Certain Covenants and Obligations	82
8.1.4.	Non-Performance of Other Covenants and Obligations	82
8.1.5.	Default on Other Indebtedness	82
8.1.6.	Judgments	82
8.1.7.	Pension Plans	83
8.1.8.	Change in Control	83
8.1.9.	Bankruptcy, Insolvency, etc.	83
8.1.10.	Impairment of Security, etc.	84
8.1.11.	Failure of Subordination.	84
8.1.12.	Loss of Material License.	84
8.1.13.	Regulations, etc.	84
8.2.	Action if Bankruptcy	84
8.3.	Action if Other Event of Default	85

ARTICLE IX
GUARANTY
9.1.	Guaranty	86
9.2.	Reinstatement, etc	86
9.3.	Acceleration of Guaranty	86
9.4.	Setoff	87
9.5.	Waiver, etc	87
9.6.	Guaranty Absolute	87
9.7.	Postponement of Subrogation, etc	88

ARTICLE X
AGENCY
10.1.	Actions	89
10.2.	Funding Reliance, etc.	89
10.3.	Exculpation	90
10.4.	Successor	90
10.5.	Loans by TD	91
10.6.	Credit Decisions	91
10.7.	Copies, etc.	91
10.8.	Reliance by Administrative Agent	91
10.9.	Defaults	92

ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1.	Waivers, Amendments, etc.	92
11.2.	Notices; Time	93
11.3.	Payment of Costs and Expenses	94
11.4.	Indemnification	95
11.5.	Survival	96
11.6.	Severability	96
11.7.	Headings	96
11.8.	Execution in Counterparts, Effectiveness, etc.	96
11.9.	Governing Law; Entire Agreement	97
11.10.	Successors and Assigns	97
11.11.	Sale and Transfer of Credit Extensions; Participations in
Credit Extensions; Notes	97
11.11.1.	Assignments	97
11.11.2.	Participations	99
11.12.	Other Transactions	100
11.13.	Availability of Loans	101
11.14.	Forum Selection and Consent to Jurisdiction	101
11.15.	Waiver of Jury Trial	102


SCHEDULE I	-	Disclosure Schedule to Credit Agreement
SCHEDULE II-	Percentages; LIBOR Office; Domestic Office
EXHIBIT A-1	- 	Form of Revolving Note
EXHIBIT A-2	-	Form of Term A Note
EXHIBIT A-3	-	Form of Term B Note
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Issuance Request
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Closing Date Certificate
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Subsidiary Guaranty
EXHIBIT G-1	-	Form of Parent Pledge Agreement
EXHIBIT G-2	-	Form of Borrower Pledge and Security Agreement
EXHIBIT G-3	-	Form of Subsidiary Pledge and Security Agreement
EXHIBIT H	-	Form of Intercompany Subordination Agreement
EXHIBIT I	-	Form of Lender Assignment Agreement